UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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HOLOGIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOLOGIC, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MARCH 4, 2014

TO OUR STOCKHOLDERS :

The annual meeting of stockholders of Hologic, Inc., a Delaware corporation (“Hologic” or the “Company”), will be held on March 4, 2014 at 8:30 a.m., local time, at the offices of the Company, 35 Crosby Drive, Bedford, Massachusetts 01730 for the following purposes:

1. To consider and act upon the election of the eleven (11) nominees identified in the accompanying proxy statement to serve as directors for the ensuing year (Proposal No. 1);

2. To vote on a non-binding advisory resolution to approve executive compensation (Proposal No. 2);

3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014 (Proposal No. 3); and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Our Board of Directors has fixed the close of business on January 10, 2014 as the record date. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting.

We are pleased to continue utilizing the Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting. On or about January 17, 2014, we will mail to our stockholders of record as of January 10, 2014 (other than those who previously requested electronic or paper delivery on an ongoing basis) a Notice of Meeting and Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K.

Our Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented.

By order of the Board of Directors

Stephen P. MacMillan, President and Chief Executive Officer

Bedford, Massachusetts

January 14, 2014

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 4, 2014: The Proxy Statement, the Hologic Annual Report on Form 10-K for the fiscal year ended September 28, 2013 and the Proxy Card are available at www.proxyvote.com.

HOLOGIC, INC.

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

March 4, 2014

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Why am I receiving these materials?

Hologic, Inc. (“we,” “Hologic” or the “Company”) is making this proxy statement and other annual meeting materials available to you on the Internet or, upon your request, sending printed versions of these materials to you by mail because the Board of Directors of the Company is soliciting your proxy to vote at our annual meeting of stockholders to be held on March 4, 2014 at 8:30 a.m., local time, at our offices, 35 Crosby Drive, Bedford, Massachusetts 01730, and at any adjournment(s) or postponement(s) thereof. You are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will vote upon matters that are summarized in the formal meeting notice. The proxy statement contains important information for you to consider when deciding how to vote on the matters before the meeting. Please read it carefully.

Who can vote?

Our Board of Directors has fixed the close of business on January 10, 2014 as the record date (the “Record Date”). Accordingly, only holders of record of our common stock, $0.01 par value per share (“Common Stock”), as of the close of business on the Record Date will be entitled to notice of, and to vote at, the annual meeting or any adjournment(s) or postponement(s) thereof. As of the Record Date, an aggregate of 273,860,205 shares of our Common Stock were issued and outstanding, held by 1,303 holders of record. The holders of our Common Stock are entitled to one vote per share on any proposal presented at the annual meeting.

What items am I voting on?

Stockholders will vote on four items at the annual meeting:

1.	To consider and act upon the election of the eleven (11) nominees identified in the accompanying proxy statement to serve as directors for the ensuing year (Proposal No. 1);

2.	A non-binding advisory resolution to approve executive compensation (Proposal No. 2);

3.	Ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for fiscal 2014 (Proposal No. 3); and

4.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

What are the voting recommendations of the Board of Directors?

Our Board of Directors recommends that you vote your shares:

•	“FOR” each of the nominees for director (Proposal No. 1);

•	“FOR” the approval of the non-binding advisory resolution approving the Company’s executive compensation (Proposal No. 2); and

•	“FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for fiscal 2014 (Proposal No. 3).

How do I vote my shares?

You may vote in person or by proxy. Your execution of a proxy will not in any way affect your right to attend the annual meeting and vote in person. If you are a stockholder of record (that is, if you hold shares that are directly registered in your own name), there are four ways to vote:

•	In Person. You may vote in person at the annual meeting. We will provide you with a ballot when you arrive. If you plan to attend the annual meeting in person, you must provide proper identification.

•

Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice of Meeting and Important Notice Regarding the Availability of Proxy Materials (the “Notice”).

•	By Telephone. If you requested printed copies of proxy materials by mail, you may vote by proxy via telephone by calling the toll free number found on the proxy card.

•

By Mail. If you requested printed copies of proxy materials by mail, you may vote by proxy via mail by filling out the proxy card (you must be sure to complete, sign and date the proxy card) and returning it in the envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, which is known as being held in “street name,” you will receive separate voting instructions with your proxy materials. If you hold your shares in street name, your ability to vote by Internet or by telephone depends on the voting process of the bank, broker or other holder of record that holds your shares. Although most banks, brokers and other holders of record also offer Internet and telephone voting, availability and specific procedures will depend on their voting arrangements. Please follow their directions carefully. If you want to vote shares that you hold in street name at the annual meeting, you must request a legal proxy from the bank, broker, or other holder of record that holds your shares and present that proxy, along with proof of your identity, at the meeting.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting by: (1) filing with our Secretary a written notice of revocation, (2) executing a later dated proxy relating to the same shares and delivering it to our Secretary or (3) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). If your shares are held in street name you should contact your bank, broker or other nominee to revoke your proxy or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the annual meeting, you may change your vote by attending the annual meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent to the attention of our Secretary, Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730, at or before the final vote at the annual meeting.

How many shares must be present to hold the annual meeting?

A majority of the outstanding shares of our Common Stock entitled to vote at the annual meeting must be present in person or by proxy to hold the annual meeting and conduct business. This is called a quorum. Votes withheld, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum. A “non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Shares voted in the manner described above will be counted as present at the annual meeting. If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal and how are votes counted?

Election of directors (Proposal No. 1) will be determined by a plurality of the votes cast by stockholders entitled to vote at the annual meeting. Abstentions and broker non-votes will not have any effect on this proposal. Accordingly, the nominees receiving the highest number of “for” votes at the annual meeting will be elected as directors. However, in accordance with our bylaws, in an uncontested election of directors any nominee for director who receives a greater number of votes “withheld” than votes “for” in such election must promptly tender his or her resignation to our Board of Directors, which will consider whether to accept the resignation. This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. Within 90 days after the certification of the election results, the remaining members of our Board of Directors shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. The determination of the Board of Directors will be publicly disclosed by press release and the filing of appropriate disclosure with the Securities and Exchange Commission (the “SEC”).

Approval of Proposals No. 2 and No. 3 requires the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter at the annual meeting.

Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are disregarded for purposes of determining whether a proposal has been approved.

Banks, brokers, or other holders of record may vote shares held for a customer in street name on matters that are considered to be “routine” even if they have not received instructions from their customer. A broker “non-vote” occurs when a bank, broker, or other holder of record has not received voting instructions from a customer and cannot vote the customer’s shares because the matter is not considered routine.

One of the proposals before the annual meeting this year is deemed a “routine” matter, namely the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for fiscal 2014 (Proposal No. 3), which means that if your shares are held in street name your bank, broker, or other nominee can vote your shares on that proposal if you do not provide timely instructions for voting your shares. The election of directors (Proposal No. 1) and the non-binding advisory vote on executive compensation (Proposal No. 2) are not considered “routine” matters. As a result, if you do not instruct your bank, broker or nominee how to vote with respect to those matters, your bank, broker or nominee may not vote on those proposals and a broker “non-vote” will occur.

Are there other matters to be voted on at the annual meeting?

We do not know of any other matters to be presented at the annual meeting. If any other matters are properly presented at the annual meeting, your proxy authorizes us to vote, or otherwise act in accordance with the best judgment and discretion of the persons named as proxies above.

How are proxies voted?

The persons named as the proxies, Stephen P. MacMillan, David R. LaVance, Jr. and Glenn P. Muir, were selected by our Board of Directors. Messrs. MacMillan and LaVance are directors, and Messrs. MacMillan and

Muir are officers of Hologic. All properly executed proxies returned in time to be counted at the annual meeting will be voted. When giving your proxy you may withhold authority to vote for any individual nominee for director by writing that nominee’s name in the space provided on the proxy. In addition to the election of directors, you are asked to consider and vote upon (1) a non-binding advisory resolution to approve executive compensation and (2) a proposal to ratify the appointment of Ernst & Young as our independent registered public accounting firm.

Your proxy will be voted in accordance with your instructions. If you submit your proxy card without specifying your voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors listed above for all matters presented in this proxy statement.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in our Current Report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

How do I receive a paper copy of the proxy materials?

If you prefer to receive paper copies of the proxy materials, you can still do so. You may request a paper copy by following the instructions provided in the Notice. The Notice also provides you with instructions on how to request paper copies of the proxy materials on an ongoing basis. There is no charge to receive the materials by mail. You may request printed copies of the materials until one year after the date of the annual meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about January 17, 2014, we will mail to our stockholders of record as of January 10, 2014 (other than those who previously requested electronic or paper delivery on an ongoing basis) a Notice of Meeting and Important Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K. All stockholders will have the ability to access our proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access our proxy materials on the Internet or to request printed versions are provided in the Notice. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

Who is paying for the cost of this proxy solicitation?

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, certain of our directors, officers, employees and other agents, without additional remuneration, may solicit proxies in person or by telephone or email. Hologic may elect to engage outside professionals to assist it in the distribution and solicitation of proxies at a fee to be borne by Hologic. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names, and we will reimburse them for their reasonable out-of-pocket costs. Solicitation may also be made of some stockholders in person or by mail, telephone or email following the original solicitation.

Additionally, we have retained Innisfree M&A Incorporated to assist us in the solicitation and distribution of proxies for the annual meeting. The estimated cost of such services is $6,500, plus out-of-pocket expenses. Stockholders with questions or that need assistance in voting their shares may contact Innisfree toll-free at (888) 750-5834.

Trademark Notice

Hologic is a trademark of Hologic, Inc. Other trademarks, logos, and slogans registered or used by Hologic and its divisions and subsidiaries in the United States and other countries include, but are not limited to, the following: Aptima, Adiana, Cytyc, Dimensions, Gen-Probe, and Panther.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Eleven (11) directors are to be elected at the annual meeting. Our Board of Directors (referred to herein as the “Board”), upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the persons listed below for election as directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board’s nominees named below. All nominees are currently our directors. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board to fill the vacancy. Each nominee has consented to serving as a director if elected. The proposed nominees are being nominated in accordance with the provisions of our bylaws, and except for Messrs. Christodoro and Merksamer not pursuant to any other arrangement or understanding with any person. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

Messrs. Christodoro and Merksamer were previously appointed to the Board pursuant to the Nomination and Standstill Agreement, dated December 8, 2013 (the “Standstill Agreement”), by and among the Company and Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, Icahn Partners LP, Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings LP, Icahn Enterprises G.P. Inc., Beckton Corp., High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Carl C. Icahn, Jonathan Christodoro and Samuel Merksamer (collectively, the “Icahn Group”). Pursuant to the terms of the Standstill Agreement, the Company also agreed to nominate Messrs. Christodoro and Merksamer for election to the Company’s Board at the annual meeting and to use its reasonable best efforts to cause their election, including recommending that you vote in favor of their election. The Standstill Agreement also includes standstill and voting provisions applicable to the Icahn Group’s ownership of the Company’s Common Stock, including an agreement to vote in favor of the Company’s nominees for director.

Vote Required

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the annual meeting. Abstentions and broker non-votes will not have any effect on this proposal. Accordingly, the nominees receiving the highest number of “for” votes at the annual meeting will be elected as directors. However, in accordance with our bylaws, in an uncontested election of directors any nominee for director who receives a greater number of votes “withheld” than votes “for” in such election must promptly tender his or her resignation to our Board, which will consider whether to accept the resignation. This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. Within 90 days after the certification of the election results, the remaining members of our Board shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. The determination of the Board will be publicly disclosed by press release and the filing of appropriate disclosure with the SEC.

Recommendation of the Board

Our Board unanimously recommends that you vote “FOR” the nominees listed below.

Set forth below is certain biographical information regarding the nominees as of January 10, 2014, as well as the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director.

Name	Age	Position	Director Since
Jonathan Christodoro (2)	36	Director	2013
Sally W. Crawford (3)(4)	60	Director	2007
Scott T. Garrett (1)(2)	63	Director	2013
David R. LaVance, Jr. (1)	59	Chairman of the Board	2002
Nancy L. Leaming (3)(4)	66	Director	2003
Lawrence M. Levy (1)(2)	75	Director	2005
Stephen P. MacMillan	50	President, Chief Executive Officer and Director	2013
Samuel Merksamer (2)	32	Director	2013
Christiana Stamoulis (2)(3)	43	Director	2011
Elaine S. Ullian (1)(4)	66	Director	2007
Wayne Wilson (3)(4)	64	Director	2007

Current Committee Membership

(1)	Member of our Nominating and Corporate Governance Committee
(2)	Member of our Corporate Development Committee
(3)	Member of our Audit Committee
(4)	Member of our Compensation Committee

Mr. Christodoro became one of our directors in December 2013. Mr. Christodoro has served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since July 2012. Mr. Christodoro is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Prior to joining Icahn Capital LP, Mr. Christodoro served in various investment and research roles at P2 Capital Partners, LLC, Prentice Capital Management, LP and S.A.C Capital Advisors, LP. Mr. Christodoro began his career as an investment banking analyst at Morgan Stanley, where he focused on merger and acquisition transactions across a variety of industries. Mr. Christodoro currently also serves on the boards of directors of Enzon Pharmaceuticals, Inc. and Herbalife Ltd. Carl C. Icahn has a non-controlling interest in Herbalife through the ownership of securities. Mr. Christodoro received an M.B.A from the University of Pennsylvania’s Wharton School of Business with Distinction, majoring in Finance and Entrepreneurial Management. Mr. Christodoro received a B.S. in Applied Economics and Management Magna Cum Laude with Honors Distinction in Research from Cornell University. Mr. Christodoro also served in the United States Marine Corps. Mr. Christodoro was selected as a member of the Board pursuant to the Standstill Agreement with the Icahn Group. It is anticipated that his financial, strategic and investment banking background and experience, as well as his relationship with the Icahn Group, and its interests as one of the more significant beneficial owners of our stock, will bring valuable perspectives to the Board.

Ms. Crawford became one of our directors effective upon our merger with Cytyc Corporation (“Cytyc”) in October 2007, having previously served as a director of Cytyc since January 1998. From April 1985 until January 1997, Ms. Crawford served as Chief Operating Officer of Healthsource, Inc., a publicly held managed care organization headquartered in New Hampshire. During her tenure at Healthsource, Inc., Ms. Crawford held a variety of positions and responsibilities, including leading that company’s Northern Region operations and marketing efforts. Since January 1997, Ms. Crawford has been a healthcare consultant in New Hampshire. Ms. Crawford serves as a director of Universal American Corporation, Exact Sciences Corporation, Zalicus, Inc. and Insulet Corporation. Ms. Crawford served as a director of Chittenden Corporation from 1998 to 2008. Ms. Crawford’s service in various senior executive positions in the managed care sector and her continuing healthcare consulting practice contribute to her significant management and leadership experience and expertise in operational, regulatory and related disciplines applicable to our business and operations.

Mr. Garrett became one of our directors in May 2013. Mr. Garrett is currently an Operating Partner at Water Street Healthcare Partners. Mr. Garrett joined Water Street in 2011 after approximately 35 years in the global healthcare industry. Prior to joining Water Street, Mr. Garrett served as Chairman, President and Chief Executive Officer of Beckman Coulter, a leading biomedical company, from 2008 to 2011. Mr. Garrett joined Beckman Coulter in 2002 as President, Clinical Diagnostics Division. Prior to that, Mr. Garrett served as Vice Chairman and Interim Chief Executive Officer of Kendro Laboratory Products from 1999 to 2001. From 1994 to 1998, Mr. Garrett served as Chairman, President and Chief Executive Officer of Dade Behring, a leading diagnostics company. He began his career at American Hospital Supply Corporation and continued there after that company was acquired by Baxter International, ultimately serving as Chief Executive of Baxter’s global laboratory business, Baxter Diagnostics. Mr. Garrett received a B.S. in Mechanical Engineering from Valparaiso University and a M.B.A. from Lake Forest Graduate School of Management. Mr. Garrett currently also serves on the boards of directors of Immucor, Inc., MarketLab Inc., and AdvaMedDx. Mr. Garrett’s experience as the Chief Executive Officer and in other senior leadership positions with leading biomedical and diagnostics companies enables him to bring an operational perspective as well as valuable insights and experience to the Board.

Mr. LaVance has been one of our directors since December 2002 and served as our Lead Independent Director from June 2008 until July 28, 2011 when he was appointed Chairman of the Board. Since June 2011, Mr. LaVance has served as the Chairman of the Board of Directors, CEO and President of Integrated Environmental Technologies, Ltd., a producer of antibacterial solutions and equipment that manufactures such solutions. Since 2003, Mr. LaVance has served as the Chairman of the Board of Directors, CEO and President of Scivanta Medical Corporation, a developer of specialized medical products with a focus on cardiac technologies. Since 1997, Mr. LaVance has served as President of Century Capital Associates LLC, an investment banking firm that he founded specializing in biosciences fields. Mr. LaVance’s mix of leadership, management, strategic and finance skills and experience, together with his focus on medical device and life sciences companies, enable him to provide important experience and insights to the Board.

Ms. Leaming has been one of our directors since September 2003. Ms. Leaming, an independent consultant, was the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance, from 2003 to 2005. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer from 1998 to 2003, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Ms. Leaming currently serves on the boards of directors of Edgewater Technology, Inc. and Biogen Idec, Inc. Ms. Leaming’s leadership skills, financial acumen and her valuable insights into the healthcare reimbursement and payor market, where she spent 20 years in senior operational, financial and managerial roles, make her a valuable contributor to the Board.

Mr. Levy has been one of our directors since December 2005. Mr. Levy retired from the position of Senior Counsel at Brown Rudnick LLP, an international law firm, in January 2011. Mr. Levy had been Senior Counsel at Brown Rudnick since February 2005 and, for more than 30 years before that had been a Partner at the firm, specializing in Corporate and Securities Law. Mr. Levy served as our Secretary from our formation in 1985 until December 2005. Mr. Levy is also a director of Option N.V. of Belgium, Scivanta Medical Corporation and the Facing History and Ourselves National Foundation. Mr. Levy received a B.A. from Yale University and a LLB from Harvard Law School. Mr. Levy is a seasoned corporate attorney with extensive experience in representing public and private companies in the United States and abroad. Mr. Levy chaired Brown Rudnick’s International Practice Group and, in 1997, opened Brown Rudnick’s London office, dividing his time between the firm’s London and Boston offices for more than 13 years. Mr. Levy’s broad legal and cross-border transactional experience enables him to provide valuable insights and perspectives to the Board.

Mr. MacMillan was appointed as President, Chief Executive Officer and a director in December 2013. Prior to joining the Company, Mr. MacMillan served as the Chief Executive Officer of sBioMed, LLC, a biomedical research firm that produces infection control products, which he joined in October 2012. Prior to joining sBioMed, LLC, Mr. MacMillan served in various roles at Stryker Corporation, including as its Chief Operating Officer from June 2003 to December 2004, its President from June 2003 to February 2012, its Chief Executive

Officer from January 2005 to February 2012 and its Chairman from January 2010 to February 2012. Mr. MacMillan began his career with Procter & Gamble in 1985 and later spent 11 years with Johnson & Johnson, where he served in various roles, including President of Johnson & Johnson’s consumer pharmaceuticals joint venture with Merck from December 1998 to December 1999. From March 2000 to March 2003, Mr. MacMillan served as Sector Vice President, Global Specialty Operations of Pharmacia Corporation, a global pharmaceutical company. Mr. MacMillan currently serves on the board of directors of Alere, Inc. Mr. MacMillan previously served on the board of directors of Texas Instruments Incorporated from 2008 to 2012. Mr. MacMillan holds a Bachelor of Arts degree in economics from Davidson College and is a graduate of the Harvard Business School’s Advanced Management Program. As our President and Chief Executive Officer, Mr. MacMillan has direct responsibility for the Company’s strategy and operations. This position, together with his many years of experience in the healthcare industry, make him an invaluable contributor to the Board.

Mr. Merksamer became one of our directors in December 2013. Mr. Merksamer is a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, where he has been employed since May 2008. Mr. Merksamer is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management, a hedge fund management company, where he focused on high yield and distressed investments. Mr. Merksamer currently also serves on the boards of directors of Transocean Ltd., CVR Refining GP, LLC (the general partner of CVR Refining, LP), Navistar International Corporation, Ferrous Resources Limited, and CVR Energy, Inc. Mr. Merksamer was previously a director of: American Railcar Industries, Inc., from June 2011 to June 2013; Viskase Companies, Inc., from January 2010 to April 2013; PSC Metals Inc., from March 2009 to October 2012; Dynegy Inc., from March 2011 to September 2012; and Federal - Mogul Corporation, from September 2010 to January 2014. CVR Refining, CVR Energy, Federal — Mogul, American Railcar Industries, Viskase Companies and PSC Metals are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Transocean, Navistar, Ferrous Resources and Dynegy Inc. through the ownership of securities. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002. Mr. Merksamer was selected as a member of the Board pursuant to the Standstill Agreement with the Icahn Group. It is anticipated that his financial, strategic and investment banking background and experience, as well as his relationship with the Icahn Group, and its interests as one of the more significant beneficial owners of our stock, will bring valuable perspectives to the Board.

Ms. Stamoulis has been one of our directors since November 1, 2011. Ms. Stamoulis served as Senior Vice President of Corporate Strategy and Business Development at Vertex Pharmaceuticals Incorporated until August 2013. Ms. Stamoulis joined Vertex in 2009 with approximately 15 years of experience in the investment banking and management consulting industries where she advised global pharmaceutical and biotechnology companies on strategic and corporate finance decisions. Prior to joining Vertex, she was a Managing Director in the Investment Banking division of Citigroup from 2006 to 2009 where she led the building of the firm’s U.S. Life Sciences investment banking practice. Prior to her role at Citigroup, she was at Goldman, Sachs & Co. where she spent the majority of her investment banking career. Ms. Stamoulis started her career as a strategy consultant at The Boston Consulting Group. Ms. Stamoulis holds a Bachelor of Science degree in Economics and a Bachelor of Science degree in Architecture from the Massachusetts Institute of Technology (MIT). Additionally, she holds a Master of Business Administration from the MIT Sloan School of Management where she focused on Applied Economics and Finance. Ms. Stamoulis’s solid foundation in strategic development coupled with extensive experience in executing initiatives for growth in the medical products field and related industries enable her to provide valuable insights to the Board.

Ms. Ullian has been one of our directors since October 2007. Ms. Ullian served as President and Chief Executive Officer of Boston Medical Center, the successor of Boston University Medical Center Hospital, from 1996 until her retirement in January 2010. In April 1994, Ms. Ullian was appointed President and Chief Executive Officer of Boston University Medical Center Hospital. From January 1987 to March 1994, Ms. Ullian held the position of President and Chief Executive Officer of Faulkner Corporation/Faulkner Hospital. She holds two academic appointments: Associate Professor at Boston University School of Medicine and lecturer at

Harvard University School of Public Health. Ms. Ullian also serves as a director of Vertex Pharmaceuticals Incorporated and Thermo Fisher Scientific Inc. Ms. Ullian previously served as one of our directors from 1996 to 2003 and served as a director of Valeant Pharmaceuticals International, Inc. from 2004 to 2008. As former Chief Executive Officer of three hospitals, including two major academic medical centers, Ms. Ullian brings knowledge and understanding of Hologic’s customer base, as well as their priorities and challenges. All three institutions led by Ms. Ullian over a 25 year period had a strong commitment to accessible health care, and a particular focus on women’s health services. As a person whose career had been dedicated to the provision of clinical care services to patients, she brings an important perspective to the Board.

Mr. Wilson became one of our directors effective upon our merger with Cytyc in October 2007, having previously served as a director of Cytyc since 2003. Mr. Wilson has been an independent business advisor since 2002. From 1995 to 2002, Mr. Wilson served in various roles, including as President, Chief Operating Officer, and Chief Financial Officer, at PC Connection, Inc., a Fortune 1000, direct marketer of information technology products and services. From 1986 to 1995, he was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. Mr. Wilson also serves as a director of ARIAD Pharmaceuticals, Inc., Edgewater Technology, Inc. and FairPoint Communications, Inc. Mr. Wilson’s qualifications to serve on the Board include his extensive experience in financial accounting and reporting and his ability to evaluate financial results and generally oversee the financial reporting process of a publicly traded corporation.

EXECUTIVE OFFICERS

The names of our executive officers, who are not directors, along with certain biographical information furnished by them, are set forth below:

Name	Age	Title
Mark J. Casey	50	Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
David P. Harding	48	Group Senior Vice President & GM, Women’s Health
Rohan F. Hastie, Ph.D.	39	Group Senior Vice President & GM, Diagnostics
Roger D. Mills	58	Group Senior Vice President & GM, Service and Operations
Glenn P. Muir	54	Executive Vice President, Finance and Administration, Chief Financial Officer, Assistant Treasurer and Assistant Secretary
Jay A. Stein	71	Chairman Emeritus, Senior Vice President and Chief Technical Officer

Executive officers are chosen by and serve at the discretion of the Board.

Mr. Casey joined us in October 2007 in connection with our merger with Cytyc. In March 2012, Mr. Casey was appointed to the role of Chief Administrative Officer and now serves as our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary. Prior to this, he was Senior Vice President and General Counsel. While at Cytyc, Mr. Casey was Vice President, Deputy General Counsel and Chief Patent Counsel. Prior to joining Cytyc in 2002, Mr. Casey served as an attorney for Boston Scientific from 1998-2002 and EMC Corporation from 1996-1998. Mr. Casey joined Digital Equipment Corporation’s (DEC) law department in 1992, where he served until 1996. Prior to this, Mr. Casey held various engineering positions with DEC and AT&T Network Systems from 1985 through 1992. Mr. Casey received a B.S. in Electrical Engineering from Syracuse University and a J.D. from Suffolk University.

Mr. Harding joined us in October 2007 in connection with our merger with Cytyc. Mr. Harding is our Group Senior Vice President & GM, Women’s Health, a role he assumed in August 2013. From 2010 to 2013, Mr. Harding served as our Senior Vice President & GM, International. Prior to this, he was Senior Vice President and General Manager of our Interventional Breast Solutions business. At the time of our merger with Cytyc, Mr. Harding was Senior Vice President and President, Cytyc International. From 1993 to 2004, Mr. Harding was an Associate and then Principal at McKinsey & Company, where he served as a strategy consultant in a variety of industries with a focus on sales and marketing management. Prior to McKinsey, Mr. Harding was in a variety of engineering roles at JAE Oregon and Rockwell International. Mr. Harding earned his MBA from the Wharton School of the University of Pennsylvania and his Bachelor of Science degree in Aerospace Engineering from the University of Southern California.

Dr. Hastie joined us in October 2007 in connection with our merger with Cytyc. Dr. Hastie is our Group Senior Vice President & GM, Diagnostics, a role he assumed in August 2013. Prior to this, Dr. Hastie served as Senior Vice President & GM, Molecular Diagnostics from January 2013 to August 2013 and before that as a Vice President and General Manager within the Company’s Diagnostics segment. Dr. Hastie started his career with Hologic in corporate development. Before Hologic, Dr. Hastie worked at the strategy consulting company PA Consulting Group in their Life Sciences and Technology group where he consulted for a wide range of companies in the pharmaceutical, biotechnology and diagnostics industry. Dr. Hastie has a Ph.D. in Molecular Genetics from the Queen Elizabeth Medical School, Birmingham UK; his thesis was focused on gene therapy for cancer. He also has a degree in Biological Sciences from the University of Birmingham.

Mr. Mills joined us in January 2001 as Vice President, Customer Service and served as such until April 2004 when he was promoted to Vice President, Worldwide Customer Service. In October 2008, Mr. Mills was promoted to Senior Vice President, Customer Service. Mr. Mills is currently our Group Senior Vice President & GM, Service and Operations, a role he assumed in August 2013. Prior to joining Hologic Mr. Mills held positions as Senior Director of Global Service at Spacelabs Medical and Vice President, Service Operations at Autographix and Genigraphics. Mr. Mills holds a degree in Electrical Engineering and a B.S. in Business Administration and has over 25 years of executive experience managing service and support organizations responsible for time critical systems.

Mr. Muir, a certified public accountant, has held the position of Executive Vice President, Finance and Administration since September 2000. Mr. Muir has been our Chief Financial Officer since 1992. Mr. Muir served as our Controller from the time he joined us in October 1988 through 1992. Mr. Muir received an M.B.A. from the Harvard Graduate School of Business Administration in 1986. As our Executive Vice President and Chief Financial Officer, Mr. Muir is an integral member of our senior management team, with extensive experience in finance and financial reporting. In addition to serving as Chief Financial Officer, Mr. Muir is an active participant in the oversight of our operations and formulation and implementation of our strategic initiatives.

Dr. Stein, a co-founder, Chairman Emeritus, Senior Vice President and the Chief Technical Officer of our Company, has served as Executive or Senior Vice President and Chief Technical Officer of the Company since its organization in October 1985. Since October 2007, Dr. Stein has served as Chairman Emeritus pursuant to which he continues to participate in meetings of the Board. He served as one of our directors from October 1985 through October 2007, including as Chairman of our Board from June 2001 to November 2002. Dr. Stein received a Ph.D. in Physics from The Massachusetts Institute of Technology. He is the principal author of numerous patents involving X-ray technology.

GOVERNANCE OF THE COMPANY

The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development Committee. The Board is composed of a majority of “independent” directors, and all of the committees are composed entirely of “independent” directors, as such term is defined in the listing standards of the Nasdaq Stock Market. The Board has determined that the following directors are “independent,” according to the above definition: Jonathan Christodoro, Sally Crawford, Scott Garrett, David LaVance, Nancy Leaming, Lawrence Levy, Samuel Merksamer, Christiana Stamoulis, Elaine Ullian, and Wayne Wilson. Mr. MacMillan is not considered independent because he is an active officer of the Company. In addition, both the Audit Committee and Compensation Committee are composed entirely of “independent” directors as such term is defined in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

The Board has adopted a charter for each of the four standing committees that addresses the make-up and functioning of such committee. The Board has also adopted corporate governance guidelines, a Code of Business Conduct that applies to all of our employees, officers and directors and a Code of Ethics (included in the Code of Business Conduct) that applies specifically to senior financial officers. The charters for each of the four standing committees, the corporate governance guidelines, and the Code of Business Conduct, including the Code of Ethics for Senior Financial Officers, are all publicly available on our website at investors.hologic.com.

Board Leadership Structure

We separate the role of Chief Executive Officer from the leadership of our Board in recognition of the different roles of each position and to foster independent leadership of our Board. David R. LaVance, Jr. serves as the independent Chairman of the Board. This structure allows the Chief Executive Officer to focus his time and energy on operating and managing the Company, while allowing the Chairman of the Board to focus on the effectiveness of the Board and its independent oversight of our senior management team. We believe that our current leadership structure is appropriate to segregate the Board oversight role from management of the Company.

The Chairman of the Board chairs and presides over meetings of the Board and serves as a liaison between the independent directors and management. The Chairman of the Board also serves as a member of our Nominating and Corporate Governance Committee and has a standing invitation to attend each other Board committee meeting, where he has the ability to participate and vote as an alternate if required for a quorum. The authority and responsibilities of the Chairman of the Board further include the following:

•

advise and consult with the Chief Executive Officer, senior management and the Chairperson of each committee of the Board as to the appropriate information, agendas and schedules of Board and committee meetings;

•	advise and consult with the Chief Executive Officer and senior management as to the quality, quantity and timeliness of the information submitted by management to the independent directors;

•	recommend to the Chief Executive Officer and the Board the retention of advisers and consultants to report directly to the Board;

•	call meetings of the Board or executive sessions of the independent directors;

•	develop the agendas for and preside over executive sessions of the Board’s independent directors; and

•	coordinate with the independent directors in respect of each of the foregoing.

Other Governance Highlights

We strive to maintain effective governance practices and policies and to solicit and consider input from our stockholders. As a result, since our last annual meeting of stockholders we:

•	Added three new independent directors to the Board and accepted the resignation of our Chief Financial Officer from the Board.

•	Hired a premier outside candidate as our new President and Chief Executive Officer.

•	Adopted two significant bylaw amendments that enhance stockholder rights:

1.	Majority Voting Provision: requires that any nominee for director who does not receive a majority vote in an uncontested election must promptly tender his or her resignation to the Board, which will consider whether to accept the resignation.

2.	Special Meetings of Stockholders: bylaws now allow stockholders holding an aggregate of at least 25% of our outstanding shares to call a special meeting of stockholders, subject to the terms and conditions set forth in our bylaws.

In addition to the above, we believe that we have adopted a number of other governance features that are favorable to the Company and its stockholders, including the following:

•	We do not have a classified Board. Our full Board is elected annually.

•	Ten of our eleven directors are independent directors. Mr. MacMillan is not considered independent because he is an active officer of the Company.

•	All committees of the Board consist of independent directors.

•	We have an independent Chairman of the Board.

•	We separate the role of Chief Executive Officer from that of Chairman of the Board.

•	Our stockholders are permitted to act by written consent in lieu of a meeting.

•	We have corporate governance guidelines that are published on our website at investors.hologic.com.

•	We have stock ownership guidelines for our Chief Executive Officer and our non-employee directors that are described on pages 37 and 55, respectively.

•	Our insider trading policies do not permit hedging of our securities by our executive officers or directors.

Stockholder Rights Plan

In November 2013, we announced that the Board adopted a stockholder rights plan (the “Rights Plan”) and declared a dividend of one preferred share purchase right for each outstanding share of Hologic Common Stock. Prior to the announcement, we had observed unusual and substantial trading activity in our stock and received notification from an affiliate controlled by Carl C. Icahn filed under the Hart-Scott-Rodino Act regarding its intention to acquire a stake in the Company. Based upon publicly available information, as of December 12, 2013 Carl C. Icahn and various entities affiliated with him continued to beneficially own approximately 12.5% of our Common Stock. The Board adopted the Rights Plan to promote the fair and equal treatment of all stockholders of the Company and ensure that the Board remained in the best position to discharge its fiduciary duties to the Company and its stockholders.

The Rights Plan is designed to allow all of our stockholders to realize the long-term value of their investment by reducing the likelihood that any person or group would gain control of Hologic through open market accumulation or other coercive tactics without appropriately compensating our stockholders for such control or providing the Board sufficient time to make informed judgments. The Board believed the Rights Plan would preserve the Company’s ability to implement its strategic initiatives and create long-term value for all stockholders.

The Rights Plan, which was adopted following evaluation and consultation with the Company’s outside advisors, is similar to plans adopted by numerous publicly traded companies. Notably, the Rights Plan is designed to allow passive investors to accumulate considerable positions even while the Rights Plan is in place. The thresholds for passive institutional investors allow ownership beyond the holdings of any current stockholder. Furthermore, the Rights Plan has a limited 12-month duration and expires in November 2014. The Board welcomes input from stockholders regarding the Rights Plan, and stockholders can communicate with the Board through the process described on page 17.

In light of the short duration of the Rights Plan and the Company’s proactive approach to soliciting stockholder input, the Board has determined not to present the Rights Plan for a vote of stockholders at the annual meeting. For a full description of the Rights Plan, please see our Current Report on Form 8-K dated November 21, 2013.

Risk Oversight

Our Board is responsible for risk oversight. A fundamental part of risk oversight is to understand the risks that we face, the steps management is taking to manage those risks and to assess our appetite for risk. Risk management systems, including our internal auditing procedures, internal controls over financial reporting and corporate compliance programs, are designed in part to inform management about our material risks. It is management’s responsibility to manage risk and bring to the Board’s attention material risks facing the Company. Our Board receives regular reports from management on matters relating to strategic and operational initiatives, financial performance and legal developments, including the enterprise-risk exposures related thereto. The involvement of the Board in the oversight of our strategic planning process is a key part of its assessment of the risks inherent in our corporate strategy. While the Board has overall responsibility for risk oversight, the Board delegates to its committees responsibility for oversight of risks associated with each committee’s respective areas of responsibility.

At the Compensation Committee’s direction, our Senior Vice President, Human Resources and other members of the human resources and finance department, in conjunction with the Company’s inside legal counsel and the Compensation Committee’s independent compensation consultant, assisted in the conduct of a risk assessment of our compensation programs, including our executive compensation programs. The Compensation Committee and its independent compensation consultant reviewed and discussed the assessment, and the Compensation Committee concurred with management’s assessment that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our business.

Meetings of the Board and its Committees

The Board met nineteen (19) times during the fiscal year ended September 28, 2013 and each of our directors attended at least 75 percent of the total number of meetings of the Board and all committees of the Board on which he or she served. During fiscal 2013, the independent directors of the Board met in executive session during each of the Board’s quarterly regular meetings and at such other Board and committee meetings as the independent directors elected.

Director Nomination Process

As provided in its charter, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors. The Nominating and Corporate Governance Committee seeks to identify and evaluate director candidates and may rely on input provided by a number of sources, including the Nominating and Corporate Governance Committee members, our other directors or officers, our stockholders, and third parties such as professional search and screening firms.

In evaluating potential candidates for director, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials including: character and integrity, business acumen, experience, commitment and diligence. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The Nominating and Corporate Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities to assist the Board in fulfilling its responsibilities. Generally, directors should be individuals who have succeeded in their particular field and who demonstrate integrity, reliability, knowledge of corporate affairs and an ability to work well with others. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates for the Board using the same criteria described in the preceding paragraph. As noted above, each of Messrs. Christodoro and Merksamer were selected as directors pursuant to the Company’s Standstill Agreement with the Icahn Group. The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating stockholder’s ownership of the Company’s stock should be sent to the attention of our Secretary, Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730. If you wish to formally nominate a candidate you must follow the procedures described in Section 1.4 of our bylaws.

Audit Committee

The Audit Committee is responsible for assisting our Board in the oversight of (i) our financial reporting process, accounting functions, internal audit functions and internal controls over financial reporting, and (ii) the qualifications, independence, appointment, retention, compensation and performance of our independent registered public accounting firm. In addition, the Audit Committee, among other things, reviews and approves related-party transactions (unless such review and approval has been delegated to another committee consisting solely of independent directors).

None of the current or former members of the Audit Committee listed below are employees of the Company and our Board has determined that each such member of the Audit Committee is independent (as independence is defined in the current listing standards of the Nasdaq Stock Market and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended). The Audit Committee met thirteen (13) times during fiscal 2013. Ms. Leaming, Ms. Crawford, Ms. Stamoulis and Mr. Wilson are the current members of the Audit Committee. Ms. Leaming serves as Chairperson. In fiscal 2013, Ms. Leaming and Messrs. Wilson, LaVance and Levy served as the members of the Audit Committee. Ms. Leaming served as Chairperson in fiscal 2013.

Audit Committee Financial Expert. The Board has determined that each of Mr. Wilson, Ms. Stamoulis and Ms. Leaming qualify as an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The primary functions of the Compensation Committee include (i) reviewing and approving the compensation for each of our executive officers and such other of our senior officers as the Compensation Committee deems appropriate, (ii) evaluating the performance, as it relates to their compensation, of the Chief Executive Officer, the other executive officers and such other senior officers as the Compensation Committee deems appropriate, (iii) overseeing the administration and the approval of grants and terms of equity awards under our equity-based compensation plans, (iv) reviewing and approving other compensation plans as the Compensation Committee deems appropriate, (v) general oversight of risks associated with our compensation policies and practices, and (vi) approving and/or recommending compensation for members of the Board, and each committee thereof, for review and approval by the Board. The Board and Compensation Committee may delegate limited authority to executive officers or other directors of the Company to grant equity awards to non-executive officers. Currently, Holly T. Lynch, our Senior Vice President, Human Resources, has been delegated such authority, subject to terms, conditions and limitations previously approved by the Compensation Committee and the Board, with each of Messrs. MacMillan and Muir authorized to serve as an alternate to Ms. Lynch at times when Ms. Lynch is not otherwise available.

The Compensation Committee met thirteen (13) times during fiscal 2013.

Compensation Committee Interlocks and Insider Participation. The current members of the Compensation Committee are Ms. Crawford, Ms. Ullian, Ms. Leaming and Mr. Wilson. Ms. Crawford serves as Chairperson. In fiscal 2013, Ms. Crawford, Ms. Ullian, Ms. Leaming and Messrs. LaVance and Wilson served as the members of the Compensation Committee. Ms. Crawford served as Chairperson in fiscal 2013. No current or former member of the Compensation Committee listed above is or has ever been an executive officer or employee of the Company (or any of its subsidiaries) and no “compensation committee interlocks” existed during fiscal 2013.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, including the Compensation Committee’s retention of an independent compensation consultant, please see “Executive Compensation — Compensation Discussion and Analysis,” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for recommending to the Board potential candidates for director and considering various corporate governance issues, including evaluating the performance of the Board and its committees, developing and periodically reviewing our corporate governance guidelines, reviewing and recommending to the Board any changes to the committee charters, recommending the composition and chair of our Board committees and leading the succession planning process for our executive officers. The Nominating and Corporate Governance Committee also considers suggestions regarding possible candidates for director as described above under “Director Nomination Process.”

The Nominating and Corporate Governance Committee met twelve (12) times during fiscal 2013. Ms. Ullian and Messrs. Garrett, Levy and LaVance are the current members of the Nominating and Corporate Governance Committee. Ms. Ullian serves as Chairperson.

Corporate Development Committee

The Corporate Development Committee assists the Board in its oversight of strategic and investment transactions, financing activities and such other matters of a strategic nature as may be delegated to it from time to time by the Board.

The Corporate Development Committee met eight (8) times during fiscal 2013. The current members of the Corporate Development Committee are Messrs. Christodoro, Garrett, Levy, and Merksamer and Ms. Stamoulis. Mr. Levy serves as Chairperson. In fiscal 2013, Ms. Stamoulis and Messrs. LaVance, Garrett, Wilson, and Levy served as the members of the Corporate Development Committee. Mr. Levy served as Chairperson in fiscal 2013.

Code of Ethics

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer and principal financial officer, principal accounting officer and controller, and other persons performing similar functions. Our Code of Ethics for Senior Financial Officers is publicly available on our website at investors.hologic.com as Appendix A to our Code of Business Conduct. We intend to satisfy the disclosure requirement under Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of this code by posting such information on our website, at the address specified above.

Attendance by Directors at the Annual Meeting of Stockholders

Our Board has scheduled a Board meeting in conjunction with the annual meeting of stockholders. Our directors are encouraged to attend the annual meeting of stockholders on March 4, 2014. All directors then serving on our Board attended the annual meeting of stockholders held on March 5, 2013.

Stockholder Communications with the Directors

Stockholders may contact our Board and committees thereof by writing to them c/o Investor Relations, Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730. In general, any stockholder communication directed to our Board or a committee thereof will be delivered to our Board or the appropriate committee. However, the Company reserves the right not to forward to our Board any abusive, threatening or otherwise inappropriate materials.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides an overview and analysis of our compensation programs and strategy for our named executive officers, as determined under the rules of the SEC. Our named executive officers for fiscal 2013 were:

•	John W. Cumming, Formerly President and Chief Executive Officer (1)

•	Robert A. Cascella, Formerly President and Chief Executive Officer (2)

•	Glenn P. Muir, Executive Vice President and Chief Financial Officer

•	Mark J. Casey, Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

•	David P. Harding, Group Senior Vice President & GM, Women’s Health

•	Rohan F. Hastie, Ph.D., Group Senior Vice President & GM, Diagnostics (3)

•	Carl W. Hull, Formerly Senior Vice President and General Manager, Diagnostics (4)

(1)	Mr. Cumming was appointed President and Chief Executive Officer of the Company effective July 18, 2013, and served in that position through December 6, 2013, when he was succeeded by Stephen P. MacMillan, our current President and Chief Executive Officer. Before his appointment as President and Chief Executive Officer, Mr. Cumming served as a Global Strategic Advisor to the Company.
(2)	Mr. Cascella resigned from his positions as President, Chief Executive Officer, and a member of our Board of Directors effective as of July 18, 2013. He continued to serve as an advisor to the Company through November 30, 2013 as a non-executive employee.
(3)	Dr. Hastie was promoted to his current role on August 5, 2013. Dr. Hastie served as Senior Vice President & GM, Molecular Diagnostics from January 21, 2013 through August 5, 2013 and before that he served as a Vice President and General Manager within our Diagnostics segment.
(4)	Mr. Hull resigned from the Company effective February 15, 2013.

Mr. MacMillan succeeded Mr. Cumming as President and Chief Executive Officer in December 2013 (the first quarter of fiscal 2014). Mr. MacMillan is not a named executive officer for fiscal 2013.

Executive Summary

We are a developer, manufacturer and supplier of premium diagnostic products, medical imaging systems, and surgical products, with an emphasis on serving the healthcare needs of women. The healthcare industry in general, and the markets in which our products compete, are highly competitive and characterized by continual change and improvement in technology. Many of our competitors and potential competitors are larger and have greater financial resources than we do. We also compete for personnel with earlier stage companies that may offer attractive growth and potentially larger equity compensation opportunities. Our ability to compete effectively in the markets within which we operate depends to a large extent on our success in identifying, recruiting, developing and retaining key management personnel.

We seek to compensate our named executive officers in a manner consistent with our assessment of such individuals’ performance and value, as well as the benchmarks established by the compensation practices of companies in our peer group and, where appropriate, survey data from a broader index of comparable public companies. We also seek to design compensation programs that align compensation objectives with our business strategies to encourage our executives to focus on creating sustainable long-term growth and stockholder value. To that end, we utilize a mix of compensation that includes base salary, short-term incentive plans that reward executives based on the achievement of defined financial and other goals, and long-term incentives comprised primarily of equity awards. As more fully set forth in the tables below, for fiscal 2013 our base salary, short-term incentive plan and long-term equity awards were, subject to limited exceptions, targeted to be within a competitive range of our peer group and the survey data referenced above.

Fiscal 2013 Performance

Fiscal 2013 was a challenging year for Hologic, with significant business, management and organizational transition following our acquisition of Gen-Probe Incorporated in August 2012. We also continued to face market uncertainty and ongoing macroeconomic and regulatory challenges. Nevertheless, we entered fiscal 2013 with the belief that we were poised for both top and bottom line growth, to be led by the growing adoption and sales of our innovative Dimensions tomosynthesis systems, and the addition of Gen-Probe’s molecular diagnostics product lines including its leading Aptima assays and recently introduced Panther advanced instrumentation system. Notwithstanding our record placement of both our Dimensions and Panther systems during fiscal 2013, we were not able to achieve our targeted growth primarily as a result of challenges that affected other product lines. These results also led to modest shareholder returns, with our stock price increasing to $20.91 per share at the end of fiscal 2013 from $20.22 per share at the end of fiscal 2012. As of the Record Date, our stock price was $22.12 per share.

Despite our challenges, the year was not without accomplishments, including:

•	Strong margins and cash flow, including cash flow from operations of approximately $494 million for the fiscal year.

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During fiscal 2013 and through the end of calendar 2013, we were able to use our strong cash position to repay $381.3 million of our term loans, redeem $405 million of convertible notes and announce a three year $250 million stock repurchase program.

•	We maintained or improved our number one U.S. market share for multiple products across our product portfolio.

•	We recorded record placements of our 3D Dimensions tomosynthesis systems and Panther advanced instrumentation systems.

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We also entered into a new strategic alliance with Quest in June 2013, which we view as a key development for our Diagnostics business segment that strengthens our long-standing relationship with Quest and puts us in a position to expand the use of our Aptima family of assays in fiscal 2014 and beyond.

•	We exceeded our cost synergy goals for our first year of integration of Gen-Probe.

•	We obtained multiple U.S. and foreign regulatory approvals and clearances for our products, including a number of assays that add to the expanded menu of assays approved for use on our Panther system.

Resulting Fiscal 2013 Compensation Actions

The targets under our 2013 Short-Term Incentive Plan (“STIP”) were set to reward the achievement of the robust growth we were anticipating at the beginning of the year. We did not achieve our growth targets under the 2013 STIP and no bonuses were paid under the 2013 STIP to our named executive officers. We did, however, exceed the cost synergy goals under our 2013 Synergy Bonus Plan in connection with our integration of Gen-Probe. Of our named executive officers, only Messrs. Casey, Harding and Hastie were eligible for and paid bonuses under the 2013 Synergy Bonus Plan, which were ultimately reduced in the Compensation Committee’s discretion due to the Company’s overall financial performance in fiscal 2013. Dr. Hastie was also paid a fixed retention bonus of $162,500 in September 2013 pursuant to a retention agreement we entered into with him in August 2012 following our acquisition of Gen-Probe and Dr. Hastie’s relocation to San Diego, California to assist with the integration and management of Gen-Probe and our women’s health business. No other bonuses, including discretionary bonuses, were paid to our named executive officers during fiscal 2013. As a result, in fiscal 2013, no bonuses were paid to any Chief Executive Officer or Chief Financial Officer of the Company.

Long-term equity awards continued to constitute a large portion of our annual compensation to our named executive officers in fiscal 2013 and a majority of their compensation remains “at-risk.” For Messrs. Cascella, Muir and Casey, these awards continued to be heavily weighted to stock options, with 75% of the total value in the form of stock options with a five-year vesting schedule and a seven-year term, and 25% in the form of restricted stock units (“RSUs”) with a four-year vesting schedule. We believed weighting our long-term equity awards in favor of stock options aligned the incentives of our executives with the interests of our stockholders and our long-term performance by directly tying a large portion of the value that may be realized from our equity compensation to an increase in our stock price. For the remaining named executive officers our fiscal 2013 long-term equity awards consisted of 50% stock options and 50% RSUs. Messrs. Cascella and Muir were also granted newly-adopted market stock units (“MSUs”) in November 2012 in recognition of their extraordinary efforts and commitment to the acquisition and integration of Gen-Probe and to provide further performance incentives. The number of MSUs that vest for each MSU granted will be determined on September 26, 2015, the last day of fiscal 2015 (subject to acceleration in certain limited circumstances), based on the performance of the Company’s Common Stock at that time. If the Common Stock price performance on the performance measurement date is below the defined target all of the MSUs will be forfeited. All of Mr. Cascella’s MSUs were forfeited upon his departure from the Company on November 30, 2013.

In addition to the MSUs that are tied to the creation of stockholder value, and as described in more detail below, in fiscal 2014, we introduced financial performance based metrics to a significant portion of our fiscal 2014 long-term equity awards to further align these interests and incentives.

In connection with the ongoing business and organizational transitions during fiscal 2013, we provided significant salary increases for certain of our named executive officers. In particular, Messrs. Cumming, Harding and Hastie received increased base salaries as a result of promotions and increased responsibilities. Their resulting salaries were positioned at or below the median of the selected peer group (and where appropriate, survey data from a broader index of comparable public companies). The base salaries of our named executive officers are discussed in further detail below under “Short-Term Compensation Elements – Base Salary.”

Stockholder Advisory Vote on Executive Compensation

We make many of our compensation decisions for a fiscal year at the beginning of that fiscal year, including approving base salaries, bonus plans and establishing our long-term incentive compensation. For fiscal 2013, such decisions were made in November 2012. At that time we considered the “say-on-pay” advisory votes on executive compensation cast by stockholders at our 2012 annual meeting. At that annual meeting, of those stockholders voting for or against the proposal, approximately 96% voted to approve our executive compensation. We believed these results affirmed stockholders’ support of our approach to executive compensation, and our compensation plans and programs implemented for fiscal 2013 reflected this belief.

The support of our stockholders for our executive compensation declined from 96% of the “say-on-pay” advisory votes cast by stockholders at our 2012 annual meeting to 65% at our 2013 annual meeting. While this represented an approval of our executive compensation, we were concerned by the significant decrease in the percentage approval from the prior year. In response, we conducted an outreach to a group of our stockholders and sought their input as to how they believed we could align the interests of the Company with the interests of the stockholders and improve our compensation plans and programs. The stockholders we reached out to represented over 50% of our outstanding shares and we believe we were successful in having conversations with stockholders representing over 35% of our outstanding shares. Following that stockholder outreach, and as a result of our own continuing review, we made the following adjustments to our compensation plans and programs:

•	We added financial performance based metrics to a significant portion of our fiscal 2014 long-term equity awards.

•	50% in value of our fiscal 2014 annual grant of equity awards to our named executive officers was allocated to newly-adopted performance stock units (“PSUs”).

•

These PSUs vest only if the Company achieves pre-established annual Return on Invested Capital (“ROIC”) improvement hurdles. Further, the awards are subject to a three-year average ROIC calculation at the end of the three-year performance period to determine the level of payout in comparison to the target number of PSUs. These thresholds require consistent improvement on ROIC over the three-year performance period. In our discussions with stockholders, it became clear that many supported an ROIC performance metric.

•	The following graphs depict the shift in our annual long-term equity award mix for our named executive officers:

2013 Annual LTI	2014 Annual LTI

•	In fiscal 2013, no discretionary bonuses were paid to our named executive officers.

•

Although the Company exceeded its Gen-Probe cost synergy goals under the 2013 Synergy Bonus Plan, the Compensation Committee exercised its discretion to reduce the bonuses, if any, paid to our named executive officers under that plan as a result of the Company’s overall financial performance in fiscal 2013.

•	We adopted a compensation recoupment (“claw-back”) policy for our executive officers and certain other employees.

•

Under our claw-back policy, if our Board of Directors determines that an officer engaged in fraud or willful misconduct that resulted in a restatement of the Company’s financial results, then the Board may review all performance-based compensation awarded to or earned by that officer on the basis of performance during the fiscal periods materially affected by the restatement. If, in the view of our Board of Directors, the performance-based compensation would have been lower if it had been based on the restated financial results, the Board of Directors may, to the extent permitted by applicable law, seek recoupment from that officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances. Any recoupment under this policy may be in addition to, and shall not otherwise limit, any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.

CEO Changes and Employment Agreements

On July 18, 2013, Mr. Cascella, our then President and Chief Executive Officer and a member of our Board of Directors, resigned from such positions and Mr. Cumming was appointed President and Chief Executive Officer. Mr. Cascella continued to serve as an advisor to the Company through November 30, 2013 as a non-executive employee. Mr. Cumming served as President and Chief Executive Officer until December 6, 2013, when Mr. MacMillan was appointed as President, Chief Executive Officer and a director of the Company effective as of December 7, 2013. Mr. Cumming’s employment with the Company terminated upon Mr. MacMillan’s appointment. We entered into employment agreements with each of Mr. Cumming and Mr. MacMillan upon their respective appointment as President and Chief Executive Officer that included provisions specific to the circumstances in which they were appointed.

Mr. Cumming had previously served as our Chief Executive Officer and was continuously employed by us through the time of his promotion pursuant to a transition agreement. Upon his promotion to President and Chief

Executive Officer in July 2013, Mr. Cumming received a compensation package comparable to that of Mr. Cascella’s fiscal 2013 compensation package, including substantially the same base salary, bonus opportunity and annual equity award grants that had been provided to Mr. Cascella at the beginning of fiscal 2013. Under his employment agreement, Mr. Cumming acknowledged that he would not expect to receive any annual equity award grants for fiscal 2014 and none were provided. These benefits are described in further detail below under “Employment, Change of Control and Severance Agreements — Employment Letter with Mr. Cumming.”

Our Board believed that Mr. MacMillan was the right leader to succeed Mr. Cumming and take the Company forward due to his track record of delivering strong financial results and creating shareholder value. In constructing the compensation package for Mr. MacMillan, our Board reflected on the following:

•	the belief that it was necessary to offer a competitive compensation package that accounted for Mr. MacMillan’s status as a premier executive officer candidate;

•	a recognition that Mr. MacMillan would be an excellent candidate for many other companies, including public and private companies much larger than us;

•	that we were asking Mr. MacMillan to leave his current employment and forgo the significant opportunities associated with his remaining with that company; and

•	that the Company was coming off of a challenging year from both a financial and organizational perspective.

In addition, the Compensation Committee consulted with its independent compensation consultant and reviewed market data from both the Company’s established peer group as well as a group of eight recent external CEO hires in the life science sector. The median revenue of the select group of external CEO hires was determined to be within a reasonable range to that of Hologic. The market compensation information highlighted the following:

•

The target annual cash compensation offered to Mr. MacMillan was competitive with what was offered to the group of recent external CEO hires and represented a premium over the Company’s established peer group median.

•

It was common to provide for an annual equity grant to the oncoming CEO either at the time of hire or within a reasonable timeframe thereafter, concurrent with the Company’s next scheduled annual grant. Since Hologic’s annual long-term incentive grants had taken place during the discussions with Mr. MacMillan, the Committee felt it appropriate to provide him with an annual long-term incentive grant that included the aforementioned PSUs with the ROIC measure. The annual long-term incentive grant offered to Mr. MacMillan was competitive with what was offered to the group of recent external CEO hires and represented a premium over the Company’s established peer group median.

•

One-time sign on equity awards to induce an executive to join and/or make-up for lost equity incentive opportunities at a previous employer were common among the recent external CEO hires and in many cases significant. The sign-on equity grant for Mr. MacMillan was therefore deemed necessary to make up for lost opportunities at his then current employer, as well as to induce him to join the Company. The economic value and structure of the sign-on equity award was determined to be competitive with that of the group of recent external CEO hires.

•

Cash sign-on awards or guaranteed bonuses were also common in the first year of hire for the recent external CEO hires, however the Committee felt that this was not necessary and no cash sign-on or guaranteed bonus was provided. The Committee did however offer Mr. MacMillan the opportunity to purchase Company stock with a matching component in the first year of hire to encourage him to make a significant investment in our stock and further align his interests with those of our stockholders.

•

The terms of agreement for severance and change in control provided to Mr. MacMillan are competitive with the Company’s peer group and also contain the current best practice features, including but not limited to: no excise tax gross-up, double trigger equity acceleration upon change in control and no equity acceleration on termination other than in a change of control.

The terms of Mr. MacMillan’s employment arrangement are described in further detail below under “Employment, Change of Control and Severance Agreements — Employment Agreement with Mr. MacMillan.”

Additional Compensation and Related Policies and Practices

The following reflect certain of our current compensation and related policies and practices that we have adopted, which we believe promote good corporate governance and further align the interests of our named executive officers with those of our stockholders:

•

Independent Compensation Committee. Our Compensation Committee is composed entirely of independent directors that meet the more stringent independence requirements for directors who serve on public company audit committees, as well as the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, as in effect on the date hereof (the “Code”).

•

Independent Compensation Consultant. Our Compensation Committee is advised by an independent compensation consultant who does not provide any services to the Company other than at the direction of the Compensation Committee.

•	Risk Assessment. The Company conducts an annual risk assessment of our compensation and related policies and practices, the results of which are reviewed by the Compensation Committee.

•	Recoupment (“Claw-Back”) Policy. In November 2013, we adopted a claw-back policy as described above.

•

Double-Trigger Change of Control Agreements. All of our change of control agreements contain a “double trigger” mechanism, requiring the termination of such officer’s employment by the Company, or by the employee in defined circumstances, before any change of control benefits will be paid to the executive or any equity awards granted after the date of those agreements accelerate.

•

No Excise Tax Gross-Ups. We do not have Section 280G excise tax gross-up provisions in any of our employment and change of control agreements, and none of our change of control agreements provide for change of control payments of more than three times salary and bonus, as defined.

•	Stock Ownership Guidelines. We have stock ownership guidelines for our Chief Executive Officer and all independent directors.

•	No Hedging. Our insider trading policies do not permit hedging of our securities by our executive officers or directors.

•	No Option Repricing. Our 2008 Equity Incentive Plan does not permit repricing of stock options or other equity awards without the consent of our stockholders.

•

Equity Award Dilution. It is the Compensation Committee’s informal policy to limit the number of shares we grant as long-term incentive awards to between 1.5% and 2% of our outstanding Common Stock during any fiscal year. In fiscal 2013, awards granted under our equity incentive plan represented approximately 1.5% of our outstanding Common Stock.

•

Performance Stock Units (PSUs). In November 2013, we incorporated PSUs into our fiscal 2014 long-term incentive awards. These PSUs vest only if the Company achieves annual ROIC improvement hurdles. Further, the awards are subject to a three-year average ROIC calculation at the end of the three-year performance period to determine the level of payout in comparison to the target number of PSUs. PSUs constituted 50% in value of our annual equity grants to named executive officers in fiscal 2014.

•

Limited Perquisites. We provide limited supplemental benefits and perquisites to our executive officers, consisting primarily of matching 401(k) contributions and healthcare insurance premiums (benefits available to all employees), and an automobile allowance.

•	Annual Advisory Vote to Approve Executive Compensation. We have recommended and seek to obtain an advisory approval of our executive compensation at each annual meeting of stockholders.

•

Appropriate peer group and market referencing. We utilize a group of peer companies that are appropriate from a size and industry perspective, as evidenced by the fact that none of the peer companies had revenues greater than 2X that of Hologic at the time the Compensation Committee determined the group.

Compensation Philosophy and Objectives

Set forth below is a more complete description of our compensation philosophy and objectives, and how each has been reflected in the implementation of our compensation programs and decisions.

Who oversees our executive compensation plans, programs and arrangements?

The compensation and benefit programs for our senior executives and our incentive compensation plans are overseen by the Compensation Committee (the “Committee”) of our Board of Directors (the “Board”). Committee membership is determined by our Board and, consistent with the listing requirements of the Nasdaq Stock Market as well as Section 162(m) of the Code, the Committee is composed entirely of independent, non-employee members of the Board who receive no compensation from us other than in connection with their service on the Board. During fiscal 2013, the Committee was comprised of Sally W. Crawford, David R. LaVance, Jr., Nancy L. Leaming, Elaine S. Ullian and Wayne Wilson. Ms. Crawford is the Chairperson of the Committee.

The Committee’s authority and responsibilities are specified in the Committee’s charter. The Committee meets regularly throughout the year. At Committee meetings, non-Committee independent members of the Board and others such as the Chief Executive Officer, the Chief Financial Officer, the Senior Vice President, Human Resources and other senior human resource employees, legal officers or external consultants or counsel, may be invited to provide information, respond to inquiries of the Committee and generally provide support to the Committee.

What are our compensation principles?

Our ability to compete effectively in the markets within which we operate depends to a large extent on our success in identifying, recruiting, developing and retaining key management personnel. A key element of our human resource strategy is the design and implementation of compensation plans, programs and arrangements that:

•	provide a comprehensive approach to executive compensation;

•	provide competitive and differentiated levels of pay based on corporate and individual performance;

•	help attract and retain superior executive talent; and

•	reinforce the alignment of the interests of the members of our executive management team with those of our stockholders.

Committee decisions are guided by the following basic principles:

Pay for performance — We believe that our compensation plans should motivate high performance among our executive officers within an entrepreneurial, incentive-driven culture. We believe that compensation levels should reflect both our short- and long-term performance objectives. With respect to our short-term performance, we believe that our compensation plans should provide the flexibility to reflect the extent to which goals are met, missed or exceeded, while taking into account external factors as well as an individual’s ability to directly influence the Company’s results. We believe that with respect to our long-term performance, rewards realized under our long-term equity compensation plans should be driven largely by increasing stockholder returns, which also increases stockholder value;

Support our business strategy — We aim to design compensation plans that align compensation objectives with our business strategies and that enable a focus on creating sustainable, long-term growth and stockholder value;

Pay competitively — We aim to establish overall target compensation (compensation received when achieving expected results) that is competitive with that being offered to individuals holding comparable positions at other public companies with which we compete for business and talent; and

Focus on total compensation — We seek to use a mix of all available compensation components including base salary, annual incentives, long-term incentives, and benefits and perquisites in designing competitive compensation packages.

Over time, we believe these principles will help us to successfully identify, recruit, develop and retain talented employees who are committed to our success.

What are our executive compensation objectives?

Consistent with the basic principles of our compensation philosophy, the Committee’s compensation decisions with respect to our executive officers are guided by the following objectives, each of which are designed to facilitate our long-term success:

Drive superior performance — Our compensation plans for executive officers are designed to encourage our leaders to achieve and exceed established performance targets;

Focus on long-term success — Our compensation plans for executive officers include a variety of long-term incentive plans designed to encourage executives to focus on our long-term success and the creation of lasting stockholder value; and

Retain key executives — Our compensation plans for executive officers are focused on enabling the retention of those executives who have demonstrated superior talent and performance and whose continued employment is important to our future success.

What components comprise our executive compensation programs?

The Committee determines the elements of our executive compensation program and has selected the following compensation elements (discussed in detail below) as the core components of our compensation program designed to promote our pay-for-performance philosophy and achieve our compensation program goals and objectives:

Short-Term Compensation Elements

Element	Role and Purpose
Base Salary	Attract and retain executives and reward their skills and contributions to the day-to-day management of the Company.

Short-Term Incentive Plans (Cash Bonus)	Motivate the attainment of annual financial, strategic, operational and individual goals by paying bonuses determined by the achievement of specified performance targets and objectives, as well as providing a smaller discretionary pool to reward extraordinary achievements or achievements not otherwise reflected in the specified targets or objectives.

Long-Term Compensation Elements

Element	Role and Purpose
Equity Awards and our Amended and Restated Non-qualified Deferred Compensation Program	Motivate the attainment of long-term value creation, align executive interests with the interests of our stockholders, create accountability for executives to enhance stockholder value and promote long-term retention by providing for multi-year vesting schedules applicable to these awards.

Change of Control and Severance Agreements	Promote long-term retention and align the interests of executives with stockholders during the negotiation of a potential change of control transaction.

Benefits

Element	Role and Purpose
Employee Benefit Plans and Perquisites	Promote financial security and provide other benefits competitive with those offered by peer group companies.

The Committee seeks to compensate our named executive officers in a manner consistent with an assessment of such individuals’ performance and value, as well as the benchmarks established by the compensation practices of companies in our peer group and, where appropriate, survey data from a broader index of comparable public companies.

The following chart illustrates the 2013 mix of pay for our direct compensation elements (base salary, target bonus, and annual long-term incentive pay) for that of Messrs. Cumming, Muir, Casey, Harding, and Hastie. A majority of their target compensation remains “at-risk.”

The percentage of long-term incentive pay attributed to each of Messrs. Cumming and Hastie in the chart above also reflects the promotional equity awards granted to Messrs. Cumming and Hastie in fiscal 2013. A description of the promotional equity awards granted to Messrs. Cumming and Hastie is provided below under “Long-Term Compensation Elements — Fiscal 2013 Promotion Awards.” The percentage of long-term incentive pay attributed to Mr. Muir in the chart above also reflects the MSUs granted to Mr. Muir in fiscal 2013. A description of Mr. Muir’s MSU award is provided below under “Long-Term Compensation Elements — Fiscal 2013 Market Stock Unit Grants.”

How does the Committee determine the forms and amounts of compensation?

The Committee annually determines the compensation levels for our executive officers by considering several factors, including each executive officer’s roles and responsibilities, how the executive officer is performing those responsibilities, our historical and anticipated future financial performance, input from stockholders, and the compensation practices of the companies in our peer group listed below and, where appropriate, survey data from a broader index of comparable public companies. While the Committee attempts to base compensation decisions on the most recent market data available, it also recognizes that it must be flexible in its approach to the compensation of our executives in order to react to marketplace trends and Company-specific situations as they arise.

The Committee retains an independent compensation consultant. The Committee has engaged an independent compensation consulting firm, Pearl Meyer & Partners (the “Compensation Consultant”), in order to assist the Committee in the discharge of its duties. The Compensation Consultant did not perform any services for us other than as directed by the Committee. Neither the Company nor the Committee believes that the work of the Compensation Consultant raised any conflict of interest in fiscal 2013. In making this assessment, the Committee considered the compensation consultant independence factors set forth in Rule 10C-1(b)(4) of the Securities Exchange Act of 1934, as amended. The Committee has the authority to terminate or replace the Compensation Consultant at any time.

During fiscal 2013, the Compensation Consultant provided the Committee, among other things, with:

•	a review of our executive compensation philosophy and strategy, including revisiting the peer group companies and the criteria for selecting peers;

•	a review of general compensation practices using survey and peer group data;

•	advice regarding competitive levels of executive base salaries, annual performance incentive awards, equity awards, executive benefits and perquisites;

•	advice regarding structuring of short- and long-term executive plans and awards;

•	a review of short-term incentive financial performance objectives;

•	updates regarding trends in executive compensation;

•	executive retention strategies;

•	a review of the Company’s risk assessment relating to its compensation programs and practices;

•	a review of the compensation package offered to Mr. Cumming upon his reinstatement as our President and Chief Executive Officer in July 2013; and

•	support for the preparation of our disclosure in this proxy statement.

The Committee compares our compensation plans and policies to those provided by the competitors in our peer group. As in prior years, our Compensation Consultant reviewed our peer group for appropriateness based on a variety of factors including: similarities in revenue levels and size of market capitalization, similarities to the industries in which we operate, the generally overlapping labor market for top management talent, our status as a publicly-traded, U.S.-based, non-subsidiary firm, and various other characteristics. As a result of this review, our Compensation Consultant recommended that our peer group remain unchanged from the slate adopted by the

Committee immediately following our acquisition of Gen-Probe. Therefore, our peer group for fiscal 2013 consisted of the following 15 companies:

• Alere Inc. (formerly Inverness Medical, Inc.)	• Edwards Lifesciences Corporation	• PerkinElmer, Inc.

• Bio-Rad Laboratories, Inc.	• Hospira, Inc.	• Perrigo Company

• CareFusion Corporation	• IDEXX Laboratories, Inc.	• ResMed Inc.

• C.R. Bard, Inc.	• Intuitive Surgical, Inc.	• Varian Medical Systems, Inc.

• DENTSPLY International Inc.	• Life Technologies Corporation	• Waters Corporation

The Committee uses tally sheets. In order to assess compensation information relative to each of our named executive officers, the Committee reviews individualized tally sheets, which set forth the total direct compensation payable to executives. These tally sheets provide a breakdown of each of the various elements comprising a named executive officer’s compensation, including cash compensation (base salary and bonus), long-term incentive compensation (equity grants), and benefits payable under our Amended and Restated Non-qualified Deferred Compensation Program. The tally sheets also provide detailed information regarding outstanding equity awards (vested and unvested with realizable gains), as well as detailed retirement plan holdings/earnings and compensation in various termination scenarios (i.e., voluntary, involuntary, death, disability, retirement and as a result of a change of control).

Compensation Programs and Decisions

What specific decisions did the Committee make regarding the various components of our executive compensation programs for fiscal 2013 and why did the Committee make these decisions?

Short-Term Compensation Elements

Base Salary

An executive’s base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salary represents the minimum payment for a satisfactory level of individual performance as long as the executive remains employed with us. Base salary is set at the Committee’s discretion after taking into account the competitive landscape including the compensation practices of the companies in our selected peer group (and where appropriate, survey data from a broader index of comparable public companies), our business strategy, our short-term and long-term performance goals and individual factors such as position, salary history, individual performance and contribution, an individual’s length of service with us and placement within the general base salary range offered to our executive officers. On average fiscal 2013 annual base salaries for Messrs. Cumming, Muir, Casey, Harding and Hastie were positioned at the market 55th percentile (excludes Messrs. Cascella and Hull who were not named executive officers at the end of the fiscal year). Only Mr. Muir’s base salary was positioned above the 50th percentile, as the Committee determined that Mr. Muir, as Executive Vice President, also served in capacities beyond that of a typical Chief Financial Officer.

The salaries established by the Committee for our named executive officers for fiscal 2013 are set forth below.

Fiscal Year 2013 Base Salaries of Named Executive Officers

Name	FY2012 Salary	FY2013 Salary		Percentage Increase
John W. Cumming	$725,000	$927,000	(1)	27.9%
Robert A. Cascella	$900,000	$927,000		3.0%
Glenn P. Muir	$575,000	$600,000		4.3%
Mark J. Casey	$425,000	$425,000		—
David P. Harding	$385,000	$425,000	(2)	10.4%
Rohan F. Hastie, Ph.D.	$325,000	$425,000	(3)	23.5%
Carl W. Hull	$750,000	$750,000	(4)	—

(1)	On November 12, 2012, Mr. Cumming’s salary decreased from $725,000 to $400,000 pursuant to his transition agreement with the Company. Upon his appointment as the Company’s President and Chief Executive Officer, effective July 18, 2013, his salary increased to $927,000.
(2)	Mr. Harding’s salary increased from $400,000 at the start of fiscal 2013 to $425,000 upon his promotion to Group Senior Vice President & GM, Women’s Health, effective August 5, 2013.
(3)	Dr. Hastie’s salary increased from $325,000 at the start of fiscal 2013 to $350,000 upon his promotion to Senior Vice President & GM, Molecular Diagnostics, effective January 21, 2013. His salary was subsequently increased to $425,000 upon his promotion to Group Senior Vice President & GM, Diagnostics, effective August 5, 2013.
(4)	Mr. Hull resigned from the Company effective February 15, 2013.

2013 Short-Term Incentive Plan

In November 2012, the Committee approved the 2013 Short-Term Incentive Plan (the “STIP”) which provided most of our key employees, including each of the named executive officers, with the opportunity to earn a performance-based cash bonus. Target bonus amounts for each of our named executive officers under the STIP, as measured as a percentage of base salary were established. The goals under the 2013 STIP included, among other things, consolidated corporate adjusted revenue and adjusted earnings per share goals. As explained in greater detail below, we did not pay any bonuses to our named executive officers under the 2013 STIP because the corporate financial targets were not met.

The STIP provides that 100% of targeted payout levels will be achieved based on a combination of corporate, divisional and/or individual goals established for each participant. An individual’s bonus components and the weighting of those components are determined by such individual’s role. The maximum bonus amounts payable under the STIP were fixed at 200% of target (e.g., an individual with a target bonus equal to 75% of such individual’s base salary would be eligible to receive a bonus payment in an amount up to a 150% of such individual’s salary). The minimum bonus amounts payable under the STIP is 0% of target, which was the case for our named executive officers in fiscal 2013. Even if performance targets were achieved, the Committee reserved the right, in its sole and absolute discretion, to reduce the amount of any bonus payout to any STIP participant to reflect the Committee’s assessment of the participant’s individual performance or for any other reason.

The following table outlines the target bonus award opportunities of the named executive officers in fiscal 2013, expressed as a percent of base salary.

Name	2013 STIP Opportunity Range (Threshold-Target-Max)
John W. Cumming	0% -120% - 240%
Robert A. Cascella	0% - 120% - 240%
Glenn P. Muir	0% - 85% - 170%
Mark J. Casey	0% - 60% - 120%
David P. Harding	0% - 50% - 100%
Rohan F. Hastie, Ph.D.	0% - 50% - 100%
Carl W. Hull	0% - 60% - 120%

When the Committee adopted the STIP, the Committee established the various components (including Company and individual performance targets) to be measured in awarding bonuses under the STIP and the relative weighting of each component.

The components of the STIP and the relative weighting ascribed to each component for fiscal 2013 for each of our named executive officers were as follows:

2013 Short-Term Incentive Plan Components and Weighting

Executive	Corporate Adjusted Revenue(1)	Corporate Adjusted EPS(2)	Divisional Revenue(3)	Divisional Operating Income(3)	Personal Management Bonus Objectives(4)	Total
John W. Cumming	48%	32%	—	—	20%	100%
Robert A. Cascella	48%	32%	—	—	20%	100%
Glenn P. Muir	48%	32%	—	—	20%	100%
Mark J. Casey	48%	32%	—	—	20%	100%
David P. Harding	24%	16%	30%	10%	20%	100%
Rohan F. Hastie	24%	16%	30%	10%	20%	100%
Carl W. Hull	24%	16%	40%	—	20%	100%

(1)	Adjusted revenue means our consolidated revenue determined in accordance with GAAP, adjusted to remove the effect of any acquisition related accounting or other effects that are excluded in the calculation of adjusted EPS (as set forth below), including without limitation the effects of the write-up of acquired unbilled accounts receivable. Revenue is also adjusted to remove the effect of acquisitions or dispositions (including the discontinuance of a product or product line other than in the ordinary course of business) that are completed during the reporting period that materially affect the Company’s consolidated revenue.
(2)

Adjusted EPS means our consolidated net income (loss) per share (on a fully diluted basis) determined in accordance with GAAP, adjusted to exclude: (i) the non-cash amortization of intangible assets and impairment of goodwill and intangible assets; (ii) acquisition-related charges and effects, including compensation charges for contingent consideration, transaction costs, charges associated with the write-off of acquired in-process research and development, equity award costs related to the accelerated vesting of equity incentives, stay bonuses and other retention payments (including equity awards), the write-up of acquired unbilled accounts receivable, inventory and property, plant and equipment to fair value, fair value adjustments for contingent consideration required to be recorded as a liability under ASC 805 (Business Combinations); (iii) non-cash interest expense from the amortization of the debt discount related to convertible debt instruments with cash settlement features; (iv) closure, restructuring and divestiture charges and gains; (v) gains/charges associated with settlement of litigation; (vi) gains or losses from the extinguishment of debt; (vii) other-than-temporary impairment losses on equity investments; (viii) one-time, nonrecurring, unusual or infrequent charges, expenses or gains, including associated expenses, that may not be indicative of the Company’s core business results; (ix) changes in GAAP or the interpretation or application thereof; and (x) income taxes related to any of the foregoing adjustments. Furthermore, adjusted EPS shall be adjusted, without duplication, to eliminate other material effects of acquisitions completed during the reporting period, including associated revenue, and operating costs and expenses, to the extent material.

(3)	The performance of Mr. Harding, Mr. Hull and Dr. Hastie with respect to divisional revenue and operating income, as applicable, was measured against targets relating to their respective areas of responsibility.
(4)	Personal management bonus objectives were established by the Committee as outlined below. Neither Mr. Cumming nor Dr. Hastie had formal management bonus objectives as they were not executive officers at the beginning of fiscal 2013.

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Mr. Muir: personal management bonus objectives were designed to reward the achievement of goals relating to our long-term capital allocation planning and focus on deleveraging, our ongoing integration of Gen Probe, and talent management.

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Mr. Cascella: personal management bonus objectives were designed to reward the achievement of goals relating to the successful integration of Gen-Probe as measured by Gen-Probe managing leadership succession, cost synergy attainment, and diagnostics revenue growth.

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Mr. Casey: personal management bonus objectives were designed to reward the achievement of goals relating to litigation management, enterprise risk management, CMS reimbursement, corporate marketing and legal talent management and development.

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Mr. Harding: personal management bonus objectives were designed to reward the achievement of collaborative group objectives tied to revenue targets for identified products and product lines, and individual goals relating to international strategic development and implementation, and international business unit talent management and development.

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Mr. Hull: personal management bonus objectives were designed to reward the achievement of collaborative group objectives tied to Diagnostic business unit revenue targets, product development milestones, marketing initiatives, and Gen-Probe integration, and individual goals relating to molecular diagnostic talent management and succession planning.

2013 Short-Term Incentive Plan Financial Performance Objectives

The following table outlines the threshold, target and maximum financial performance objectives for the 2013 STIP:

Financial Performance Objectives	Threshold Performance (0%)	Target Performance (100%)	Maximum Performance (200%)
Corporate Adjusted Revenue	< $2.60 billion	$2.68 billion (1)	$3.0 billion
Corporate Adjusted EPS	< $1.51 per share	$1.62 per share (2)	$1.88 per share
Divisional Revenue (3)(5)	Varies by division- < 70% of target	Varies by division	Varies by division- 125% of target
Divisional Operating Income (4)(5)	Varies by division- < 70% of target	Varies by division	Varies by division- 125% of target

(1)	This revenue target represented an increase of approximately 33.2% from the Company’s adjusted revenue of $2.01 billion in fiscal 2012.
(2)	This EPS target represented an increase of approximately 17.4% from the Company’s adjusted earnings per share of $1.38 in fiscal 2012.
(3)	Mr. Harding’s divisional revenue target applicable to the Company’s international performance was $473.4 million. Mr. Hull’s divisional revenue target applicable to the Company’s Diagnostics segment was $1,067.9 million.

(4)	Mr. Harding’s divisional operating income target applicable to the Company’s international performance was $139.9 million. Mr. Hull did not have a divisional operating income target for the Diagnostics segment for fiscal 2013.
(5)	Dr. Hastie began fiscal 2013 as a non-executive Vice President and General Manager within our Diagnostics segment with a focus on the marketing and sale of women’s health products within that segment. Dr. Hastie’s initial divisional goals, which were based on those product lines, were not formally adjusted during the year to reflect his promotions (ultimately to Group Senior Vice President & GM, Diagnostics in August 2013). As noted below, since we did not achieve our corporate financial targets under our 2013 STIP there was no funding for achievement of divisional goals under that plan.

Our fiscal 2013 performance did not meet any of the corporate financial targets under our 2013 STIP. Further, the funding of our divisional financial goals, as well as our personal management bonus objectives, were contingent upon the funding of our corporate financial targets. Since our corporate financial thresholds were not met, neither the divisional nor the personal management bonus objective components of the plan funded any amounts. Therefore we did not pay any bonuses to our named executive officers under the 2013 STIP.

2013 Synergy Bonus Plan

In November 2012, the Committee approved the 2013 Synergy Bonus Plan (the “Synergy Plan”). Of our named executive officers, only Messrs. Casey, Harding and Hastie were eligible for and paid bonuses under the Synergy Plan. The Synergy Plan provided performance-based awards for eligible employees, subject to a maximum limit. Targeted payout levels were based upon the achievement of cost synergy goals established by the Committee. For fiscal 2013, the maximum bonus payouts were 170% of targeted payout levels (e.g., an individual with a targeted payout level of 50% of annual base salary target would be eligible for an 85% payout). The Committee reserved the right, in its sole discretion, to decrease any bonus payouts to any participant under the Synergy Plan regardless of the level of cost synergy goals that were achieved. The Synergy Plan also contained a feature that permitted payments for fiscal 2012 achievements, with fiscal 2013 bonuses reduced by any amounts awarded for achievements in fiscal 2012. In recognition of their integration efforts and accomplishments during fiscal 2012, Messrs. Casey, Harding and Hastie received bonus payments under the Synergy Plan for fiscal 2012 of $50,000, $40,000 and $55,000, respectively.

For fiscal 2013 our target gross synergy savings, as defined under the Synergy Plan, was $65.4 million. We exceeded that target during fiscal 2013. However, the Committee used its discretion to reduce payouts to named executive officers to the target payout amount. Without a reduction, each of Messrs. Casey, Harding and Hastie would have been entitled to receive total Synergy Plan payouts in fiscal 2013, net of the payments they received in fiscal 2012, of $150,000, $85,000 and $145,000, respectively. Due to the discretionary reduction, the actual fiscal 2013 bonuses paid to Messrs. Casey, Harding and Hastie under the Synergy Plan were $75,000, $85,000 and $97,500, respectively. The Committee felt the reductions in the Synergy Plan were appropriate in light of the Company’s overall financial performance for fiscal 2013.

Long-Term Compensation Elements

The Committee considers total cash and equity compensation when setting compensation levels for our named executive officers and attempts to balance short-term and long-term components of its compensation plans and programs. Our long-term compensation programs for our named executive officers in fiscal 2013 consisted primarily of equity grants in the form of stock options and restricted stock units (“RSUs”) and contributions to our executives made under our non-qualified deferred compensation plan. We also introduced new market stock units (“MSUs”) in November 2012 as a special one-time grant to certain of our named executive officers in recognition of their extraordinary efforts and commitment to the acquisition and integration of Gen-Probe and to provide further performance incentives.

Fiscal 2013 Annual Equity Grants

As part of the annual review of our equity compensation program, the Committee considered a variety of long-term equity incentive structures. For fiscal 2013, long-term equity awards continued to constitute a large portion of our annual compensation to our named executive officers. For Messrs. Cascella, Muir and Casey, our then Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer, respectively, we continued our practice of allocating 75% of the total value of our long-term annual equity awards to stock options and 25% to RSUs. For our other named executive officers, we allocated 50% of the total value of our long-term annual equity awards to stock options and 50% to RSUs. The Committee believed weighting the long-term equity awards to our most senior executive officers in favor of stock options aligned the incentives of our executives with the interests of our stockholders and our long-term performance goals by directly tying a large portion of the value that may be realized from our equity compensation to an increase in our stock price.

Stock options granted as part of our annual equity grant vest 20% annually until they become fully vested on the fifth anniversary of the grant date, have a seven-year term, and are subject to the terms and conditions set forth in our form of employee Stock Option Agreement. Stock options granted as part of our annual equity grants made in November 2012 in respect of fiscal 2013 were granted at an exercise price of $19.86, which represented the closing price of our Common Stock on the date of grant.

RSUs granted as part of our annual equity grant vest 25% annually until they become fully vested on the fourth anniversary of the grant date and are subject to the terms and conditions set forth in our form of employee Restricted Stock Unit Agreement. Only vested RSUs can be exchanged for shares of our Common Stock.

The annual equity awards granted to our named executive officers in November 2012 are set forth below. On average fiscal 2013 annual long-term incentive awards for Messrs. Cascella, Muir, Casey, and Harding were positioned at the market 50th percentile (excludes Messrs. Cumming and Hastie who were not executive officers at the time of the November 2012 annual grant and Mr. Hull who was not a named executive officer at the end of the fiscal year).

FY2013 Annual Long-Term Compensation Grants Made in November 2012

Name	Stock Options Awarded as a Component of FY2013 Annual Equity Grants (2)	Restricted Stock Units Awarded as a Component of FY2013 Annual Equity Grants	Grant Date Fair Value of FY2013 Annual Equity Grants (3)
John W. Cumming(1)	24,544	8,811	$348,267
Robert A. Cascella	404,978	48,464	$3,821,640
Glenn P. Muir	126,227	15,105	$1,191,148
Mark J. Casey	73,632	8,811	$694,828
David P. Harding	33,309	11,958	$472,647
Rohan F. Hastie, Ph.D.(4)	24,544	8,811	$348,267
Carl W. Hull	28,050	10,070	$398,023

(1)	Mr. Cumming was then serving as a Global Strategic Advisor to the Company.
(2)	The stock options granted have an exercise price of $19.86 per share, which represented the closing price of our Common Stock on the date of grant.
(3)	This column shows the full grant date fair value of RSUs and stock options under U.S. generally accepted accounting principles as of the date of grant. For RSUs, fair value is calculated using the closing price of our Common Stock on the date of grant: $19.86. For stock options, fair value is determined by use of a binomial lattice model. The valuation model requires the use of certain underlying assumptions, which are based on management’s best estimates. The key assumptions used in the valuation of stock options include: expected stock price volatility, expected life of the stock option, the risk-free interest rate and dividend yield. For a detailed description of the assumptions used to calculate the grant date fair value of stock options, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 28, 2013.
(4)	Dr. Hastie was then serving as a Vice President and General Manager within our Diagnostics segment.

Fiscal 2013 Market Stock Unit Grants

In addition to annual long-term equity awards, Messrs. Cascella and Muir were granted newly-adopted MSUs in the amounts of 51,733 shares and 25,866 shares, respectively in November 2012 in recognition of their extraordinary efforts and commitment to the acquisition and integration of Gen-Probe and to provide further performance incentives. These MSUs vest in one installment on November 14, 2015 (subject to acceleration in certain limited circumstances). The fair value of these units was estimated to be $18.49 per unit as of the date of grant using a lattice model with a Monte Carlo simulation, for a total value of the awards to Messrs. Cascella and Muir of $956,543 and $478,262, respectively. The number of MSUs that vest for each MSU granted will be determined on September 26, 2015, the last day of fiscal 2015 (subject to acceleration in certain limited circumstances), based on the performance of the Company’s Common Stock at that time. If the Common Stock price target is achieved (measured as 30-calendar day average as of the performance measurement date) and the grantee remains employed as of the vesting date, 100% of the MSUs will vest. If the Common Stock price performance on the performance measurement date is below the defined target all of the MSUs will be forfeited. The maximum share payout is set at 200% of the number of MSUs granted, and is earned when performance is at or above 200% of the defined target. The plan provides for interpolation between the target and maximum based on the actual outcome. At the vesting date, the earned awards are settled in shares of our Common Stock. All of Mr. Cascella’s MSUs were forfeited upon his departure from the Company on November 30, 2013.

Fiscal 2013 Promotion Awards

Dr. Hastie. Dr. Hastie is currently our Group Senior Vice President & GM, Diagnostics. He was promoted to this role on August 5, 2013. Prior to this, Dr. Hastie served as Senior Vice President & GM, Molecular Diagnostics, a role he was promoted to effective January 21, 2013. Dr. Hastie received an additional award of 2,154 RSUs with a value of $49,994 upon his promotion in January 2013.

Mr. Cumming. Upon his promotion to President and Chief Executive Officer on July 18, 2013, Mr. Cumming received a compensation package comparable to that of Mr. Cascella’s fiscal 2013 compensation package, including substantially the same equity award grants that had been provided to Mr. Cascella at the beginning of fiscal 2013. These equity awards had a value of approximately $3.75 million, which in addition to the value of the equity awards granted to Mr. Cumming earlier in the year, approximated the value of the annual equity awards granted to Mr. Cascella in November 2012. The new awards were allocated 75% in value to stock options (the “Promotion Options”) and 25% to RSUs (the “Promotion RSUs”) and were granted on August 7, 2013 according to Mr. Cumming’s employment letter. Mr. Cumming received 351,123 Promotion Options on this date. The Promotion Options have an exercise price of $22.54 per share, which represented the closing price of our Common Stock on the date of grant. Mr. Cumming also received 41,592 Promotion RSUs on this date. The Promotion RSUs have a four-year annual vesting schedule, and the Promotion Options have a five-year annual vesting schedule and a seven-year term consistent with the Company’s standard award agreements; provided that the Promotion RSUs and the Promotion Options fully vest, and the Promotion Options remain exercisable for their then remaining term, in the event Mr. Cumming is terminated by the Company without cause or dies or becomes disabled. Under his employment agreement, Mr. Cumming acknowledged that he would not expect to receive any annual equity award grants for fiscal 2014 and none were provided. A description of Mr. Cumming’s employment letter is provided below under “Employment, Change of Control and Severance Agreements — Employment Letter with Mr. Cumming.”

Amended and Restated Non-qualified Deferred Compensation Program (“DCP”) Contributions

Our DCP is a non-qualified retirement plan that provides our executives with benefits in excess of what may be provided under our 401(k) Savings and Investment Plan and tax code limitations. As an element of our long-term incentive compensation program, the DCP is intended to assist in the retention of eligible executives by providing them with additional compensation in the form of retirement benefits.

Our DCP permits executives to contribute up to 75% of their base salary and 100% of their annual bonus to a supplemental retirement account. In addition, we retain the ability to make annual discretionary contributions to the DCP. Each DCP contribution the Company makes for one of our named executive officers is subject to a three-year vesting schedule, such that one-third of each contribution vests annually and each contribution is fully-vested three years after the contribution is made. In addition, our contributions become fully vested upon (1) death, disability or a change of control, (2) retirement after the attainment of certain age and/or service milestones, or (3) as otherwise provided by the Committee in its sole discretion. Elective contributions made by the participant are 100% vested.

The fiscal 2013 DCP contributions granted to our named executive officers in November 2012 are set forth below:

FY2013 DCP Contributions Made in November 2012

Name	Discretionary DCP Contributions in respect of FY 2013
John W. Cumming	$75,000
Robert A. Cascella	$225,000
Glenn P. Muir	$125,000
Mark J. Casey	$120,000
David P. Harding	$90,000
Rohan F. Hastie, Ph.D.	$75,000
Carl W. Hull	$80,000

Fiscal 2014 Annual Equity Grants

In November 2013, we added financial performance based metrics to a significant portion of our fiscal 2014 long-term equity awards. To that end, 50% in value of the fiscal 2014 annual grants to named executive officers was allocated to newly-adopted performance stock units (“PSUs”). The fair value of these units was $21.45 per unit as of the date of grant. These PSUs vest only if the Company achieves annual Return on Invested Capital (“ROIC”) improvement hurdles. Further, the awards are subject to a three-year average ROIC calculation at the end of the three-year performance period to determine the level of payout in comparison to the target number of PSUs. These thresholds require consistent improvement on ROIC over the three-year performance period. If each of the annual ROIC improvement hurdles are met and the target three-year average ROIC calculation is achieved 100% of the PSUs granted will vest. If any annual ROIC improvement hurdle is not met or if we fail to achieve the minimum three-year average ROIC calculation all of the PSUs granted will be forfeited. The maximum payout for PSUs is set at 200% of the shares granted, and is earned if every annual ROIC improvement hurdle is met and we achieve the maximum three-year average ROIC calculation. The PSU award agreement provides for interpolation between the minimum and target and target and maximum amounts based on the actual outcome. At the vesting date, the earned awards are settled in shares of our Common Stock.

In November 2013, after the conclusion of fiscal 2013, the Committee awarded annual fiscal 2014 long-term incentive equity grants to our key employees, including our named executive officers as set forth below. Fiscal 2014 annual long-term incentive equity awards for Messrs. Muir, Casey, Harding and Hastie were generally positioned at the market 60th percentile. The increased award totals for Messrs. Muir, Casey, Harding and Hastie (as compared to fiscal 2013) reflect new market data, increased responsibilities as a result of organizational changes, as well as our desire to ensure stability among our senior leadership team.

FY2014 Annual Long-Term Compensation Grants Made in November 2013

Name	Stock Options Awarded as a Component of FY2014 Annual Equity Grants (2)	Restricted Stock Units Awarded as a Component of FY2014 Annual Equity Grants (3)	Performance Stock Units Awarded as a Component of FY2014 Annual Equity Grants (3)	Grant Date Fair Value of FY2014 Annual Equity Grants (4)
John W. Cumming(1)	—	—	—	—
Robert A. Cascella(5)	—	—	—	—
Glenn P. Muir	42,396	14,860	29,720	$1,273,363
Mark J. Casey	38,240	13,403	26,806	$1,148,518
David P. Harding	41,565	14,568	29,137	$1,248,378
Rohan F. Hastie, Ph.D.	36,577	12,820	25,641	$1,098,584
Carl W. Hull(6)	—	—	—	—

(1)	Pursuant to the terms of his employment letter, we did not grant Mr. Cumming additional equity awards in November 2013 following his promotion grant in July 2013.
(2)	These stock options have an exercise price of $21.45 per share, which represented the closing price of our Common Stock on the date of grant. For stock option valuations, we use a binomial lattice model to determine the grant date fair value.
(3)	This column shows the full grant date fair value of RSUs and PSUs under U.S. generally accepted accounting principles as of the date of grant, which is calculated using the closing price of our Common Stock, $21.45, on the grant date.
(4)	PSUs constituted 50% in value of our annual equity grants to named executive officers in fiscal 2014, whereby stock options and RSUs each represented 25% of such value.
(5)	Mr. Cascella resigned from his positions as President, Chief Executive Officer, and a member of our Board of Directors effective as of July 18, 2013. He continued to serve as an advisor to the Company through November 30, 2013 as a non-executive employee but did not receive any annual equity awards in November 2013.
(6)	Mr. Hull resigned from the Company effective February 15, 2013 and did not receive any annual equity awards in November 2013.

MacMillan Equity Awards

In connection with Mr. MacMillan’s appointment as President and Chief Executive Officer and a director of the Company, Mr. MacMillan and the Company entered into an employment agreement dated December 6, 2013 pursuant to which his employment commenced on that date and he was appointed as President, Chief Executive Officer and a director on December 7, 2013. Under that agreement, Mr. MacMillan received the following equity awards as of the commencement of his employment on December 6, 2013:

Fiscal 2014 Annual Awards

•	157,021 PSUs subject to ROIC performance conditions valued at approximately $3.5 million;

•	223,996 stock options valued at approximately $1.75 million;

•	78,511 RSUs valued at approximately $1.75 million.

One-Time Sign-On Awards

•	129,662 PSUs subject to stock price performance conditions valued at approximately $2.4 million;

•	639,988 stock options valued at approximately $5.0 million;

•	112,158 RSUs valued at approximately $2.5 million.

Mr. MacMillan’s stock options have an exercise price of $22.29 per share, which represented the closing price of our Common Stock on the date of grant. Fair value of his RSUs and PSUs subject to ROIC performance conditions was calculated using the closing price of our Common Stock, $22.29, on the grant date. The average fair value of his PSUs subject to stock price performance conditions was estimated to be approximately $18.65 per unit as of the date of grant using a lattice model with a Monte Carlo simulation.

As a further incentive to Mr. MacMillan, under his employment agreement Mr. MacMillan may purchase shares of the Company’s Common Stock (“Purchased Shares”) and receive matching RSUs (“Matching RSUs”) issued by the Company on a one-for-one basis for up to $5.0 million of such Purchased Shares. Matching RSUs will be granted as soon as practicable after the end of any calendar month through December 31, 2014 in which Mr. MacMillan acquires Purchased Shares in an amount equal to the number of Purchased Shares acquired (up to the maximum of $5.0 million). Matching RSUs are subject to three-year cliff vesting, are conditioned upon Mr. MacMillan’s continued employment (subject to certain limited exceptions), and are forfeited if Mr. MacMillan sells, or otherwise disposes of any of the Purchased Shares prior to the relevant vesting date. The terms of Mr. MacMillan’s employment arrangement are described in further detail below under “Employment, Change of Control and Severance Agreements — Employment Agreement with Mr. MacMillan.”

Stock Ownership Guidelines

To further align our interests with those of our stockholders, in December 2011, our Board of Directors, upon the recommendation of the Committee, approved the implementation of stock ownership guidelines for our Chief Executive Officer and our non-employee directors. Under the guidelines, our Chief Executive Officer is expected to achieve equity ownership in the Company in the range of three times his then current base salary within five years of employment.

Information regarding ownership guidelines for our non-employee directors can be found in the “Directors Compensation” section of this proxy statement.

Employee Benefits

401(k) Savings and Investment Plan

We sponsor a 401(k) Savings and Investment Plan, which is a qualified retirement plan offered to all eligible employees, including our named executive officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. In fiscal 2013, we matched 100% of the first 3% and 50% of the next 2% of each participant’s deferrals to the 401(k) Savings and Investment Plan up to an amount equal to 4% of the first $255,000 earned by a named executive officer.

Perquisites

During fiscal 2013, we provided each of the named executive officers with an automobile allowance in the following amounts, a portion of which are related to business use:

Automobile Allowances in FY2013

Name	Automobile Allowance in FY2013
John W. Cumming	$9,000
Robert A. Cascella	$18,395
Glenn P. Muir	$10,101
Mark J. Casey	$10,293
David P. Harding	$7,200
Rohan F. Hastie, Ph.D.	$4,115
Carl W. Hull	—

Our named executive officers also participate in our other benefit plans on the same terms as our other employees. These plans include our employee stock purchase plan, medical and dental insurance, life insurance, short- and long-term disability insurance programs as well as customary vacation, leave of absence and other similar policies. Relocation benefits are also reimbursed but are individually negotiated when they occur.

Employment, Change of Control and Severance Agreements

Change of Control and Severance Agreements

The Committee believes that it is in our best interests as well as the best interests of our stockholders to offer change of control and severance benefits to our executive officers. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The Committee believes that providing change of control and severance benefits to senior executives eliminates or at least reduces, any reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders. In addition, the income security provided by competitive change of control and severance arrangements helps eliminate any distraction caused by uncertain personal financial circumstances during the negotiations of a potential change of control transaction, a period during which we will require focused and thoughtful leadership to ensure a successful outcome.

Senior Executive Officer Change of Control Agreements

As part of its succession planning, the Company has executed change of control agreements with certain of its senior executive officers, including Messrs. Cascella, MacMillan, Muir and Casey (the “Senior Executive Change of Control Agreements”).

The Senior Executive Change of Control Agreements provide that if a change of control occurs during the term of the agreement, and within the three-year period following the consummation of such change of control (the “Employment Period”), we terminate the employment of the executive for reasons other than death, disability (as defined) or cause (as defined), or the executive resigns for good reason (as defined) (a “double trigger” arrangement), then (i) the executive shall have the right to receive a lump sum cash payment equal to the executive’s accrued compensation through the date of such executive’s termination, (ii) the executive shall be entitled to receive, within 30 days of the date of such executive’s termination, a lump sum cash payment equal to the product of 2.99 times the sum of the executive’s annual base salary and highest annual bonus, and (iii) all of the executive’s stock options, restricted stock units and other equity awards will become immediately and fully vested, and any options (or other similar awards) shall remain exercisable for the shorter of the remaining term of the award or a period of one year following the executive’s termination. The term “highest annual bonus” is defined as the greater of (i) the average of annual bonuses paid to the executive over the three fiscal years preceding the fiscal year in which the change of control occurs, (ii) the annual bonus paid to the executive in the fiscal year preceding the fiscal year in which the change of control occurs or (iii) the target bonus award opportunity determined in accordance with our bonus plan for the fiscal year preceding the fiscal year in which the change of control occurs. We also continue to provide health and dental benefits to the executive for the remaining term of the Employment Period. The Senior Executive Change of Control Agreements do not provide for any change of control benefits, including the acceleration of equity awards, if the senior executive remains employed by the Company or otherwise voluntarily terminates his employment other than for death, disability (as defined) or cause (as defined).

If the executive dies during the Employment Period, then his heirs or estate is entitled to be paid an amount equal to all accrued and unpaid compensation through date of termination, pro-rata highest annual bonus (as defined) based on the number of days elapsed during the fiscal year through the date of executive’s death, continuation of certain welfare benefits for the remaining term of the Employment Period and a cash payment equal to the sum of his annual base salary and the highest annual bonus. If the executive is disabled during the Employment Period, he is entitled to all of the payments and benefits described in the preceding sentence.

If the executive is entitled to a payment or benefit under the Senior Executive Change of Control Agreements that is subject to the 280G excise tax, there will be no excise tax gross-up and the change of control payments and benefits shall be limited to the following, whichever yields the highest net after-tax amount: (i) the amount of any payments, benefits or other compensation (collectively the “Company Payments”) provided by the Senior Executive Change of Control Agreements or (ii) one dollar less than the amount of the Company Payments that would subject the executive to the excise tax imposed by Section 280G.

All of the benefits under Mr. Cascella’s change of control agreement terminated upon his departure from the Company on November 30, 2013.

Senior Vice President Change of Control Agreements

We have also entered into change of control agreements with certain of our senior vice presidents, including Messrs. Harding, Hastie and Hull (the “SVP Change of Control Agreements”).

The SVP Change of Control Agreements provide that if we consummate a change of control and during the two-year period following the consummation of such change of control we terminate the employment of the senior vice president for reasons other than death, disability (as defined) or cause (as defined), or the senior vice president resigns for good reason (as defined) (a “double trigger” arrangement), the senior vice president shall be entitled to receive, within 30 days of the date of such senior vice president’s termination:

•

all accrued obligations then owed to the senior vice president (including any portion of the senior vice president’s base salary earned but not yet paid through the date of termination, the product of (x) the senior vice president’s average annual bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and any other accrued and unpaid compensation, expense reimbursements and any accrued and vested pension, welfare and fringe benefits subject to and in accordance with the terms of the applicable plan or policy);

•

a lump sum in cash equal to the product of one times the sum of such senior vice president’s annual base salary and average annual bonus in respect of each of the three fiscal years immediately preceding the fiscal year in which the change of control occurs (annualized for any period of less than twelve full months of employment); and

•	continued health and dental benefits (on the same basis as for other similarly situated employees) for the twelve month period following termination.

The SVP Change of Control Agreements further provide that all unvested stock options, restricted stock units or stock appreciation rights held by the senior vice president shall become immediately exercisable following the senior vice president’s termination date, and any options (or other similar awards) shall remain exercisable for the shorter of the remaining term of the award or a period of one year following the executive’s termination.

If the senior vice president is entitled to a payment or benefit under an SVP Change of Control Agreement that is subject to the Section 280G excise tax, then a calculation will be completed to determine which of the following yields the highest net after-tax amount: (i) the amount of any payments, benefits or other compensation (collectively the “SVP Company Payments”) provided by the SVP Change of Control Agreements or (ii) one dollar less than the amount of the SVP Company Payments that would subject the executive to the excise tax imposed by Section 280G.

All of the benefits under Mr. Hull’s change of control agreement terminated upon his resignation from the Company on February 15, 2013.

The amount of the estimated payments and benefits payable to each of our named executive officers, assuming a change of control of the Company as of the last day of fiscal 2013, is shown in the table on page 51 under the heading “Potential Payments Upon Change of Control.”

Senior Executive Officer Severance Agreements

We have entered into severance agreements with each of Messrs. Cascella, Muir and Casey (the “Senior Executive Officer Severance Agreements”). Mr. Casey’s severance provisions are included in his change of control agreement, the change of control benefits of which are described above. The Senior Executive Officer Severance Agreements provide that if the executive is terminated by us without cause or resigns for good reason, then he is entitled to receive certain benefits, including (i) a lump sum cash payment equal to the executive’s accrued compensation through the termination date, which includes base salary, reimbursement for reasonable and necessary business expenses and vacation pay, (ii) a pro-rated bonus for the year in which the executive was terminated, (iii) a one-year continuation of the executive’s previous year’s salary and payment of an amount equal to the executive’s previous year’s bonus divided by the number of payroll periods during such one-year severance period and (iv) a one-year continuation of the executive’s medical and dental benefits. In the event any payments and benefits provided under the Senior Executive Officer Severance Agreements are subject to excise taxes under Section 280G of the Code, then the payment shall be reduced so that no payment to be made or benefit to be provided to the executive shall be subject to the excise tax.

The severance pay and benefits provided under the Senior Executive Officer Severance Agreements are in lieu of any other severance or termination pay to which the executive may be entitled under any of our other severance or termination plans, programs or arrangements. In the event that the executive remains a party to a change of control agreement with us and such agreement results in the payment of benefits to the executive as the result of a change of control, then the executive will receive such change of control benefits in lieu of any of the severance benefits described under this heading.

All of the benefits under Mr. Cascella’s severance agreement were superseded and replaced by the Transition and Separation Agreement and General Release of All Claims (the “Cascella Transition Agreement”), dated July 18, 2013, between Mr. Cascella and the Company that was entered into in connection with his resignation from his positions as President, Chief Executive Officer, and a member of the Board of Directors in July 2013. The severance benefits under the Cascella Transition Agreement correspond to the benefits Mr. Cascella would have otherwise been entitled to under his prior severance agreement. The terms of the Cascella Transition Agreement are described in further detail below under “Transition Agreement with Mr. Cascella.”

Senior Vice President Severance Agreements

We have also entered into severance agreements with certain of our senior vice presidents, including Messrs. Harding and Hastie (the “SVP Severance Agreements”). The SVP Severance Agreements provide that if the senior vice president is terminated by us without cause or resigns for good reason, then he is entitled to receive certain benefits, including (i) a lump sum cash payment equal to the senior vice president’s accrued compensation through the termination date, which includes base salary, reimbursement for reasonable and necessary business expenses and vacation pay, (ii) a pro-rated bonus for the year in which the executive was terminated, and (iii) a fifteen-month continuation of the senior vice president’s previous year’s salary. In the event any payments and benefits provided under the SVP Severance Agreements are subject to excise taxes under Section 280G of the Code, then the payment shall be reduced so that no payment to be made or benefit to be provided to the executive shall be subject to the excise tax.

The severance pay and benefits provided under the SVP Severance Agreements are in lieu of any other severance or termination pay to which the senior vice president may be entitled under any of our other severance or termination plans, programs or arrangements. In the event that the senior vice president remains a party to a change of control agreement with us and such agreement results in the payment of benefits to the senior vice president as the result of a change of control, then the executive will receive such change of control benefits in lieu of any of the severance benefits described under this heading.

Agreements with Mr. Hull

In connection with Mr. Hull’s resignation from the Company on February 15, 2013, we entered into a Separation and Release Agreement (the “Hull Separation Agreement”) and a Consulting Agreement (the “Consulting Agreement”), each dated January 22, 2013, with Mr. Hull. The agreements supersede Mr. Hull’s Retention and Severance Agreement with the Company, effective August 1, 2012 upon his joining the Company in connection with the Company’s acquisition of Gen-Probe (the “Hull Retention Agreement”). At the time of its acquisition, Mr. Hull was the president and chief executive officer of Gen-Probe. The Hull Retention Agreement was designed as an inducement to Mr. Hull to assist with the integration of Gen-Probe and it also provided for benefits that were intended to account for those that Mr. Hull would have been entitled to receive as a matter of right as a result of the change of control of Gen-Probe. Pursuant to the Consulting Agreement, Mr. Hull agreed to serve as a consultant to the Company following his resignation through August 15, 2013. During that period of time, Mr. Hull agreed to remain available on a part-time basis to provide consulting services to the Company on strategic and operational issues related to the Company’s Diagnostics business. Mr. Hull was entitled to a consulting fee of $2,900 per day, with a minimum payment of $2,900 per week. The Consulting Agreement expired on August 15, 2013. Under the Hull Separation Agreement, Mr. Hull was entitled to the following benefits upon his resignation, effective February 15, 2013: (i) all earned and unpaid compensation; (ii) a lump sum payment of $2.4 million, payable on August 15, 2013; (iii) a lump sum retention bonus of $3.2 million, payable within three days after the expiration of the revocation period provided for in the Hull Separation Agreement; (iv) the vesting of 133,333 RSUs granted to Mr. Hull under the Hull Retention Agreement; and (v) vested equity awards and any other vested retirement benefits. These severance benefits correspond to the benefits that Mr. Hull would have otherwise been entitled to under the Hull Retention Agreement.

Transition Agreement with Mr. Cascella

In connection with Mr. Cascella’s resignation from his positions as President, Chief Executive Officer, and a member of the Board of Directors in July 2013, we entered into a Transition and Separation Agreement and General Release of All Claims (the “Cascella Transition Agreement”), dated July 18, 2013, with Mr. Cascella. Under the terms of the Cascella Transition Agreement, Mr. Cascella continued to serve as an advisor to the Company through November 30, 2013 (the “Retirement Date”) as a non-executive employee and from July 18, 2013 through the Retirement Date: (i) Mr. Cascella continued to receive his base salary of $927,000, (ii) Mr. Cascella continued to participate in the Company’s STIP for the 2013 fiscal year subject to and in accordance with its terms, (iii) Mr. Cascella’s outstanding stock option, RSU, and MSU awards remained outstanding and continued to vest subject to and in accordance with their respective terms, and (iv) Mr. Cascella was entitled to continue to participate in any and all retirement, medical, dental, life insurance and other employee benefit plans in which he participated as of July 18, 2013. Following the Retirement Date, Mr. Cascella was entitled to receive: (a) a lump sum cash payment, payable on the first business day following the six-month anniversary of the Retirement Date, equal to (x) $927,000 (corresponding to one (1) year’s base salary) and (y) an amount equal to the average of the annual bonuses paid or payable during the last three (3) fiscal years ended prior to the Retirement Date, and (b) one (1) year of COBRA continuation premiums for his continued medical coverage. These severance benefits correspond to the benefits Mr. Cascella would have otherwise been entitled to under his Retention and Severance Agreement with the Company, dated May 3, 2006, which was superseded and replaced in its entirety by the Cascella Transition Agreement.

Employment Agreements

Retention Agreement with Dr. Hastie

In August 2012, we entered into a retention agreement with Dr. Hastie following our acquisition of Gen-Probe as an inducement to Dr. Hastie to relocate to San Diego, California and assist with the integration and management of our women’s health business. As a result of this acquisition, Dr. Hastie gained increased responsibilities, expanded travel obligations, and an overall larger role in the Company. Pursuant to his retention agreement, Dr. Hastie is entitled to a total retention bonus of $325,000 that is contingent upon Dr. Hastie remaining continuously employed by Hologic through certain retention dates. The first retention date was August 14, 2013 and the second is August 14, 2014. The total retention bonus of $325,000 is payable in equal amounts of $162,500 30 days after each of August 14, 2013 and August 14, 2014, subject to the contingencies set forth above. As a result of his continued employment with us through August 14, 2013, Dr. Hastie was paid $162,500 in September 2013.

Employment Letter with Mr. Cumming

In connection with Mr. Cumming’s appointment as President and Chief Executive Officer in July 2013, we entered into an employment letter (the “Employment Letter”), dated July 18, 2013, with Mr. Cumming. Pursuant to the Employment Letter, Mr. Cumming’s base salary was increased to $927,000, effective as of July 18, 2013. Mr. Cumming was also entitled to continued participation in the Company’s STIP for the 2013 fiscal year with an annual bonus target of 120% of base salary, subject to and in accordance with the terms of the STIP. Any bonus for the 2013 fiscal year would have been apportioned pro-rata between the new bonus target and salary and the bonus target and salary applicable to Mr. Cumming in his previous role as Global Strategic Advisor to the Company. The Employment Letter also provided that Mr. Cumming would be eligible to participate in the Company’s STIP for the 2014 fiscal year with an annual bonus target of 120% of base salary, subject to and in accordance with the terms of the STIP. The Company also agreed to issue Mr. Cumming equity awards in order to provide Mr. Cumming with substantially the same equity award grants that had been provided to Mr. Cascella at the beginning of fiscal 2013. These equity awards had a value of approximately $3.75 million, which in addition to the value of the equity awards granted to Mr. Cumming earlier in the year, approximated the value of the annual equity awards granted to Mr. Cascella in November 2012. Under the Employment Letter, Mr. Cumming acknowledged that he would not expect to receive any annual equity award grants for fiscal 2014 and none were provided. A description of Mr. Cumming’s promotional equity awards is provided above under “Long-Term Compensation Elements — Fiscal 2013 Promotion Awards.”

The Employment Letter with Mr. Cumming provided that he would be an employee at will, and as it was not clear how long we would desire to retain the services of Mr. Cumming following the resignation of Mr. Cascella, additional accommodations were made to Mr. Cumming to assure that he would receive the benefits of his compensation package regardless of how long he was asked to continue to serve as President and Chief Executive Officer, provided that he did not terminate his employment other than for good reason (as defined) or we did not otherwise terminate him for cause. These benefits included the full vesting of all of Mr. Cumming’s then unvested equity awards (those issued prior to July 18, 2013) upon his termination from his positions and his ability to exercise his recently-granted promotional equity awards for their full remaining term. We further agreed that upon such termination prior to July 18, 2014, he would be entitled to (a) continued payment of his base salary of $927,000 through July 18, 2014, (b) an annual bonus for the full 2014 fiscal year subject to and in accordance with the terms of the fiscal 2014 STIP, and (c) a lump sum cash payment equal to six months of his base salary and payment of COBRA continuation premiums for one (1) year. This later benefit is consistent with the benefits to which Mr. Cumming would have otherwise been entitled under his Transition Agreement with the Company, dated November 5, 2009 and amended as of July 28, 2011, which was superseded and replaced in its entirety by the Employment Letter.

Mr. Cumming served as our President and Chief Executive Officer through December 6, 2013 when he was succeeded by Mr. MacMillan, our current President and Chief Executive Officer. Upon termination of his employment, Mr. Cumming executed the required release agreement and is entitled to receive the severance benefits of his Employment Letter as described above.

Employment Agreement with Mr. MacMillan

In connection with Mr. MacMillan’s appointment as President and Chief Executive Officer and a director of the Company, Mr. MacMillan and the Company entered into an employment agreement dated December 6, 2013 (the “Employment Agreement”), pursuant to which his employment commenced on that date and he was appointed as President, Chief Executive Officer and a director on December 7, 2013. The initial term of the Employment Agreement is three years ending December 31, 2016. Commencing on January 1, 2017 the term of the Employment Agreement will automatically be extended for an additional year unless either the Company or Mr. MacMillan notifies the other party (such notice a “Notice of Non-Renewal”) not later than November 1 of the prior year that the notifying party has elected not to extend the term. The Employment Agreement also includes a non-competition and proprietary information agreement. The term of the non-competition and proprietary information agreement extends for either one or two years after the termination of Mr. MacMillan’s employment, depending upon the circumstances of his termination.

The Employment Agreement provides that Mr. MacMillan will receive an initial base salary at the annual rate of $1.0 million and a target bonus opportunity under the Company’s STIP of no less than 150% of his annual base salary, which will be pro-rated for fiscal year 2014. The Company also agreed to contribute not less than $250,000 to the Company’s Amended and Restated Deferred Compensation Program on behalf of Mr. MacMillan no later than November 30, 2014. During the initial three-year term, the Company has agreed to provide Mr. MacMillan with housing in the greater Boston area. Pursuant to the Employment Agreement, Mr. MacMillan would also receive equity awards, consisting of annual awards, sign-on awards and an opportunity to receive Matching RSUs as described above under the heading “Long-Term Compensation Elements — MacMillan Equity Awards.”

If, during the term of the Employment Agreement, Mr. MacMillan’s employment is terminated by the Company without Cause or if Mr. MacMillan terminates his employment for Good Reason (as such terms are defined in the Employment Agreement), then he will be entitled to (i) continued payment of a cash severance amount in equal payments over a two-year severance period in a total amount equal to two times his annual base salary plus his annual cash bonus for the prior fiscal year (if such termination occurs prior to the last day of the Company’s 2014 fiscal year, the annual cash bonus shall equal Mr. MacMillan’s target annual cash bonus opportunity) and (ii) payment of a cash severance in the amount of Mr. MacMillan’s annual cash bonus for the fiscal year in which such termination occurs, pro-rated for the then current fiscal year and payable no later than the November 30 following the end of the applicable fiscal year in which the award was earned. If, following a Notice of Non-Renewal by either Mr. MacMillan or the Company and at or after the expiration of the term, Mr. MacMillan’s employment is terminated by the Company without Cause or if Mr. MacMillan terminates his employment for Good Reason, then he will be entitled to (i) continued payment of a cash severance amount in equal payments over a one-year severance period in a total amount equal to his annual base salary plus his annual cash bonus for the prior fiscal year and (ii) payment of a cash severance in the amount of Mr. MacMillan’s annual cash bonus for the fiscal year in which such termination occurs, pro-rated for the then current fiscal year and payable no later than the November 30 following the end of the applicable fiscal year in which the award was earned. In each case, receipt of any severance payments or benefits is conditioned upon Mr. MacMillan’s release of all claims against the Company and its officers and directors.

Tax and Accounting Considerations

The Committee considers tax and accounting implications in determining all elements of our compensation plans, programs and arrangements. Section 162(m) of the Code generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to its named executive officers (other than the Chief Financial Officer) exceeding $1 million, unless such compensation qualifies as performance-based compensation under that Section. Base salaries, time vested restricted stock, time vested retention and transition payments, and discretionary or subjectively determined bonus awards generally do not qualify as performance-based compensation. In March 2013, our stockholders approved our Amended and Restated 2008 Equity Incentive Plan that permits us to satisfy the performance-based requirements under Section 162(m). We have structured certain of the awards under our short-term incentive plans, those relating to the achievement of targets based on our consolidated revenue and adjusted earnings per share, generally to qualify as performance-based compensation under our 2008 Equity Incentive Plan and Section 162(m). However, to the extent that we adopt a plan, or otherwise make adjustments to such benefits more than 90 days after the commencement of a fiscal year, such payments in excess of the Section 162(m) threshold will not qualify.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Hologic, Inc. (the “Company”), have reviewed and discussed the Compensation Discussion and Analysis set forth above with management of the Company, and based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

Compensation Committee:

Sally W. Crawford

David R. LaVance, Jr.*

Nancy L. Leaming

Elaine S. Ullian

Wayne Wilson

*	Was a committee member during fiscal 2013 but effective December 16, 2013 is no longer a member of the Compensation Committee.

COMPENSATION AND OTHER INFORMATION CONCERNING OFFICERS AND DIRECTORS

Executive Compensation Summary

The following table presents information regarding compensation of each of the named executive officers for services rendered during 2013, 2012 and 2011. A description of our compensation policies and practices as well as a description of the components of compensation payable to our named executive officers is included above under “Compensation Disclosure and Analysis.”

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)		Option Awards ($) (4)		Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (6)		Total ($)
John W. Cumming	2013	539,016	—	1,112,470		2,985,776		—	—	107,485		4,744,747
President and Chief Executive Officer	2012	725,000	—	—		—		201,000	—	1,836,107	(7)	2,762,107
	2011	725,000	—	181,235		542,930		597,763	—	1,832,671	(7)	3,879,599

Robert A. Cascella	2013	926,481	—	1,919,038		2,859,145		—	—	259,621		5,964,285
Former President and Chief Executive Officer	2012	899,727	—	877,332		2,589,602		763,560	—	256,883		5,387,104
	2011	885,403	—	749,987		2,246,615		902,187	—	1,254,107	(8)	6,038,299

Glenn P. Muir	2013	599,519	—	778,248		891,163		—	—	162,229		2,431,159
Executive Vice President, Finance and Administration and Chief Financial Officer	2012	574,837	—	257,221		759,244		394,910	—	163,409		2,149,621
	2011	566,246	—	293,745		879,921		467,079	—	165,761		2,372,752

Mark J. Casey	2013	425,000	—	174,986		519,842		75,000	—	141,780		1,336,608
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary	2012	404,346	1,200	193,737		276,714		243,800	—	105,049		1,224,846
	2011	350,000	85,000	87,498		262,101		169,500	—	101,035		1,055,134

David P. Harding	2013	399,712	—	237,486		235,161		85,000	—	124,441		1,081,800
Group Senior Vice President & GM, Women’s Health	2012	384,808	49,991	94,986		280,404		180,009	—	160,892	(9)	1,151,090
	2011	375,000	45,000	92,493		277,083		196,125	—	135,367		1,121,068

Rohan F. Hastie, Ph.D.	2013	349,135	—	224,981		173,280		97,500	—	317,331	(10)	1,162,227
Group Senior Vice President & GM, Diagnostics

Carl W. Hull	2013	298,269	—	199,990	(13)	198,033	(13)	—	—	5,808,188	(11)	6,504,480
Former Senior Vice President and General Manager, Diagnostics	2012	109,615	—	2,499,994		—		55,282	—	75,264	(12)	2,740,155

(1)	Reflects position as of September 28, 2013. Mr. Cumming was appointed President and Chief Executive Officer of the Company effective July 18, 2013, and served in that position through December 6, 2013, when he was succeeded by Stephen P. MacMillan, our current President and Chief Executive Officer. Mr. Cascella resigned from his positions as President, Chief Executive Officer, and a member of our Board of Directors effective as of July 18, 2013. Mr. Cascella continued to serve as an advisor to the Company through November 30, 2013 as a non-executive employee. Dr. Hastie was not a named executive officer prior to 2013. Mr. Cumming was not a named executive officer in 2012. Mr. Hull became an employee on August 1, 2012 in connection with our acquisition of Gen-Probe and resigned from the Company effective February 15, 2013.
(2)	Represents discretionary bonuses allocated under our discretionary bonus pool. In fiscal 2013, no discretionary bonuses were paid to our named executive officers.
(3)

The amount included in the “Stock Awards” column represents the grant date fair value of restricted stock units, or RSUs, granted during the respective fiscal year. For Messrs. Cascella and Muir the amount in fiscal 2013 also includes the grant date fair value of market stock awards, or MSUs. All of Mr. Cascella’s MSUs were forfeited upon his departure from the Company on November 30, 2013. The RSUs vest over time and the MSUs vest after three years in the event the defined metrics are achieved. The values of these awards have been determined under U.S. generally accepted accounting principles, which are the values used for purposes of our consolidated financial statements. The fair value of RSUs is calculated using the closing price of our Common Stock on the grant date. The grant date fair value of MSUs is calculated using the Monte Carlo simulation model. For a detailed description of the assumptions used to calculate the grant date fair value, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 28, 2013.

(4)	The amount included in the “Options Awards” column represents the grant date fair value of all stock options granted during the respective fiscal year. These stock options vest over time and have a seven-year term. The values have been determined under U.S. generally accepted accounting principles, which are the values used for purposes of our consolidated financial statements. For stock option valuations, we use a binomial lattice model to determine the grant date fair value. The valuation model requires the use of certain underlying assumptions, which are based on management’s best estimates. The key assumptions used in the valuation of stock options include: expected stock price volatility, expected life of the stock option, the risk-free interest rate and dividend yield. For a detailed description of the assumptions used to calculate the grant date fair value, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 28, 2013.
(5)	Represents performance-based cash payments under our short-term incentive plans and the 2013 Synergy Bonus Plan. We did not pay any bonuses under the 2013 STIP to our named executive officers.
(6)	All other compensation includes contributions made by us under our Amended and Restated Non-qualified Deferred Compensation Program (as detailed under “Non-qualified Deferred Compensation” below), matching contributions made by us to our 401(k) Savings and Investment Plan, automobile allowance, financial planning, and the portion of healthcare insurance premiums paid by the Company. Dr. Hastie also received travel reimbursement from the Company in the amount of $35,560 during fiscal 2013.
(7)	Includes transition payments of $1.725 million in each of fiscal 2012 and 2011 that became payable as a result of Mr. Cumming’s Transition Agreement with the Company, dated November 5, 2009 and amended as of July 28, 2011. In connection with our business combination with Cytyc in 2007, Mr. Cumming agreed to amend his existing change of control agreement and terminate his existing retention and severance agreement. Mr. Cumming amended his change of control agreement to waive his right to receive any change of control benefits in connection with the Cytyc transaction, provided that his employment was not involuntarily terminated prior to October 22, 2009. The transition payments under Mr. Cumming’s Transition Agreement correspond to the benefits Mr. Cumming forfeited by terminating his retention and severance agreement and amending his change of control agreement and waiving his right to receive the Cytyc change of control benefits.
(8)	Includes a retention payment of $1.0 million that became payable as a result of Mr. Cascella remaining employed by us until October 22, 2010 pursuant to the terms of a Retention and Severance Agreement executed in October 2007.
(9)	Includes international family travel accommodations in the amount of $50,121.
(10)	Dr. Hastie was paid a retention bonus of $162,500 in September 2013 pursuant to his retention agreement dated August 8, 2012. Under his retention agreement, Dr. Hastie can earn an additional $162,500 provided he is employed through August 14, 2014.
(11)	In connection with Mr. Hull’s resignation from the Company on February 15, 2013, we entered into a Separation and Release Agreement and a Consulting Agreement, each dated January 22, 2013, with Mr. Hull pursuant to which Mr. Hull received: (i) a termination payment of $2.4 million, (ii) a retention bonus of $3.2 million, and (iii) payment for accrued vacation and personal days in an aggregate total of $85,572.
(12)	Includes reimbursement of attorney’s fees paid by Mr. Hull in connection with the execution of his Retention and Severance Agreement in the amount of $69,868.
(13)	These awards were forfeited upon Mr. Hull’s resignation from the Company effective February 15, 2013.

GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)						Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
John W. Cumming			191,491	(4)	382,981	(4)	765,962	(4)
	11/14/2012											8,811			174,986
	11/14/2012												24,544	19.86	173,281
	8/7/2013	(5)										41,592			937,484
	8/7/2013	(5)											351,123	22.54	2,812,495
Robert A. Cascella			556,200		1,112,400		2,224,800
	11/14/2012											48,464			962,495
	11/14/2012								51,733	51,733	103,466				956,543
	11/14/2012												404,978	19.86	2,859,145
Glenn P. Muir			255,000		510,000		1,020,000
	11/14/2012											15,105			299,985
	11/14/2012								25,866	25,866	51,732				478,262
	11/14/2012												126,227	19.86	891,163
Mark J. Casey			137,500		405,000		800,000
	11/14/2012											8,811			174,986
	11/14/2012												73,632	19.86	519,842
David P. Harding			106,250		297,500		597,500
	11/14/2012											11,958			237,486
	11/14/2012												33,309	19.86	235,161
Rohan F. Hastie, Ph.D.			111,250		357,500		710,000
	11/14/2012											8,811			174,986
	11/14/2012												24,544	19.86	173,281
	1/21/2013	(6)										2,154			49,994
Carl W. Hull (7)			225,000		450,000		900,000
	11/14/2012											10,070			199,990
	11/14/2012												28,050	19.86	198,033

(1)	Represents possible payouts under the 2013 STIP and the 2013 Synergy Bonus Plan. Of our named executive officers, only Messrs. Casey, Harding and Hastie were eligible for bonuses under the 2013 Synergy Bonus Plan. The threshold, target and maximum payouts under the 2013 Synergy Bonus Plan were: for Mr. Casey, $10,000, $150,000, and $290,000, respectively; for Mr. Harding, $0, $85,000, and $172,500, respectively; and for Dr. Hastie, $5,000, $145,000, and $285,000, respectively.
(2)	Represents MSUs that were granted on November 14, 2012 and vest in one installment on November 14, 2015 (subject to acceleration in certain limited circumstances). The number of MSUs that vest for each MSU granted will be determined on September 26, 2015, the last day of fiscal 2015 (subject to acceleration in certain limited circumstances), based on the performance of our Common Stock at that time. If the Common Stock price target is achieved (measured as 30-calendar day average as of the performance measurement date) and the grantee remains employed as of the vesting date, 100% of the MSUs will vest. If the Common Stock price performance on the performance measurement date is below the defined target all of the MSUs will be forfeited. The maximum share payout is set at 200% of the number of MSUs granted, and is earned when performance is at or above 200% of the defined target. The plan provides for interpolation between the target and maximum based on the actual outcome.
(3)	This column shows the full grant date fair value of RSUs, MSUs (as applicable) and stock options under U.S. generally accepted accounting principles granted to our named executive officers. For RSUs, fair value is calculated using the closing price of our Common Stock on the grant date. The grant date fair value of MSUs is calculated using the Monte Carlo simulation model. For stock option valuations, we use a binomial lattice model to determine the grant date fair value. For a detailed description of the assumptions used to calculate the grant date fair value, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 28, 2013.
(4)	Pursuant to Mr. Cumming’s Employment Letter, dated July 18, 2013, his fiscal 2013 bonus would have been apportioned pro-rata between the period of time he served as the Company’s President and Chief Executive Officer and the time he served as a Global Strategic Advisor during fiscal 2013.
(5)	Represents a promotional equity award with an aggregate fair value of approximately $3.75 million, of which approximately 25% in value consisted of RSUs and 75% in value consisted of stock options, granted to Mr. Cumming pursuant to his Employment Letter, dated July 18, 2013.
(6)	Represents a promotional equity award of RSUs granted to Dr. Hastie in connection with his promotion to Senior Vice President & GM, Molecular Diagnostics in January 2013.
(7)	Mr. Hull resigned from the Company effective February 15, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
John W. Cumming	500,000			33.31	1/16/2015
	570,400	142,600	(2)	14.50	11/13/2015
	213,048	142,034	(4)	15.75	11/11/2016
	35,485	53,229	(7)	16.82	11/10/2017
		24,544	(9)	19.86	11/14/2019
		351,123	(10)	22.54	8/7/2020
						11,111	(11)	232,331
						5,388	(12)	112,663
						8,811	(15)	184,238
						41,592	(18)	869,689
Robert A. Cascella	180,000			33.31	1/16/2015
		56,200	(2)	14.50	11/13/2015
		246,022	(4)	15.75	11/11/2016
	46,837	220,257	(7)	16.82	11/10/2017
	80,422	321,690	(8)	17.09	11/09/2018
		404,978	(9)	19.86	11/14/2019
						19,246	(11)	402,434
						22,295	(12)	466,188
						38,502	(13)	805,077
						48,464	(15)	1,013,382
						103,466	(16)	2,163,474	(16)

Glenn P. Muir	168,000			3.56	11/6/2013
	60,000			11.73	9/15/2015
	140,000			33.31	1/16/2015
	156,800	39,200	(2)	14.50	11/13/2015
	201,636	134,424	(4)	15.75	11/11/2016
	57,511	86,267	(7)	16.82	11/10/2017
	23,579	94,316	(8)	17.09	11/09/2018
		126,227	(9)	19.86	11/14/2019
						10,515	(11)	219,869
						8,732	(12)	182,586
						11,289	(13)	236,053
						15,105	(15)	315,846
						51,732	(16)	1,081,716	(16)

Mark J. Casey	3,628			14.87	1/16/2015
		8,000	(2)	14.50	11/13/2015
		16,486	(4)	15.75	11/11/2016
		25,697	(7)	16.82	11/10/2017
		34,375	(8)	17.09	11/09/2018
		73,632	(9)	19.86	11/14/2019
						1,289	(11)	26,953
						2,601	(12)	54,387
						4,114	(13)	86,024
						3,817	(14)	79,813
						8,811	(15)	184,238

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)

David P. Harding	22,796			14.87	1/16/2015
	76,890			17.97	10/3/2015
	16,000	8,000	(2)	14.50	11/13/2015
	24,729	16,486	(4)	15.75	11/11/2016
	12,000	8,000	(5)	15.08	1/28/2017
	18,110	27,165	(7)	16.82	11/10/2017
	8,708	34,833	(8)	17.09	11/09/2018
		33,309	(9)	19.86	11/14/2019
						1,289	(11)	26,953
						2,750	(12)	57,503
						4,169	(13)	87,174
						11,958	(15)	250,042

Rohan F. Hastie, Ph.D.	4,000	2,000	(3)	16.33	8/25/2016
	8,000	8,000	(6)	14.41	6/7/2017
	8,973	13,460	(7)	16.82	11/10/2017
	3,972	15,889	(8)	17.09	11/9/2018
		24,544	(9)	19.86	11/14/2019
						1,031	(11)	21,558
						4,087	(12)	85,459
						5,705	(13)	119,292
						3,817	(14)	79,813
						8,811	(15)	184,238
						2,154	(17)	45,040

Carl W. Hull(19)	—	—		—	—	—		—

(1)	Based upon the closing price of $20.91, which was the closing market price on the Nasdaq Global Select Market of our Common Stock on September 27, 2013, the last trading day of our Common Stock in fiscal 2013.
(2)	These stock options were granted on November 13, 2008 and vest over five years in equal annual installments through November 13, 2013.
(3)	These stock options were granted on August 25, 2009 and vest over five years in equal annual installments through August 25, 2014.
(4)	These stock options were granted on November 11, 2009 and vest over five years in equal annual installments through November 11, 2014.
(5)	These stock options were granted on January 28, 2010 and vest over five years in equal annual installments through January 28, 2015.
(6)	These stock options were granted on June 7, 2010 and vest over five years in equal annual installments through June 7, 2015.
(7)	These stock options were granted on November 10, 2010 and vest over five years in equal annual installments through November 10, 2015.
(8)	These stock options were granted on November 9, 2011 and vest over five years in equal annual installments through November 9, 2016.
(9)	These stock options were granted on November 14, 2012 and vest over five years in equal annual installments through November 14, 2017.
(10)	These stock options were granted on August 7, 2013 and vest over five years in equal annual installments through August 7, 2018.

(11)	Represents RSUs that were granted on November 11, 2009 and vest over four years in equal annual installments through November 11, 2013.
(12)	Represents RSUs that were granted on November 10, 2010 and vest over four years in equal annual installments through November 10, 2014.
(13)	Represents RSUs that were granted on November 9, 2011 and vest over four years in equal annual installments through November 9, 2015.
(14)	Represents RSUs that were granted on August 6, 2012 and vest over four years in equal annual installments through November 6, 2016.
(15)	Represents RSUs that were granted on November 14, 2012 and vest over four years in equal annual installments through November 14, 2016.
(16)	Represents MSUs that were granted on November 14, 2012 and vest in one installment on November 14, 2015 (subject to acceleration in certain limited circumstances). The number of MSUs that vest for each MSU granted will be determined on September 26, 2015, the last day of fiscal 2015 (subject to acceleration in certain limited circumstances), based on the performance of our Common Stock at that time. If the Common Stock price target is achieved (measured as 30-calendar day average as of the performance measurement date) and the grantee remains employed as of the vesting date, 100% of the MSUs will vest. If the Common Stock price performance on the performance measurement date is below the defined target all of the MSUs will be forfeited. The maximum share payout is set at 200% of the number of MSUs granted, and is earned when performance is at or above 200% of the defined target. The plan provides for interpolation between the target and maximum based on the actual outcome. The number and value shown reflect maximum performance results which is 200% of the number of MSUs granted.
(17)	These RSUs were granted on January 21, 2013 and vest over four years in equal annual installments through January 21, 2017.
(18)	These RSUs were granted on August 7, 2013 and vest over four years in equal annual installments through August 7, 2017.
(19)	Mr. Hull has no outstanding option awards or unvested stock awards.

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting	Value Realized On Vesting ($) (2)
John W. Cumming	220,000	(3)	3,313,030	71,555	1,449,955
Robert A. Cascella	901,331	(3)	7,944,719	65,977	1,339,060
Glenn P. Muir	112,000	(3)	1,956,926	34,394	697,784
Mark J. Casey	124,602	(3)	759,970	31,817	625,369
David P. Harding	—		—	40,637	791,517
Rohan F. Hastie, Ph.D.	—		—	6,999	145,042
Carl W. Hull	496,292		3,221,282	133,333	3,162,659

(1)	Value realized is calculated based on the difference between the closing market price of our Common Stock on the date of exercise and the exercise price.
(2)	Value realized is calculated based on the number of shares vested multiplied by the closing price of our Common Stock on the date of vesting. This calculation does not account for shares withheld for tax purposes, but rather represents the gross value realized.
(3)	Includes the exercise by Messrs. Cumming, Cascella, Muir and Casey of stock options expiring during fiscal 2013 and/or November 2013 covering 120,000, 207,500, 112,000, and 23,064 shares of our Common Stock, respectively.

POTENTIAL PAYMENTS UPON CHANGE OF CONTROL

Name	Potential Payment on Change of Control ($) (1)	Accelerated Vesting of Company DCP Contributions ($) (2)	Share Awards ($) (1) (3)	Health and Welfare Benefits ($) (1) (4)	Total ($)
John W. Cumming(5)	463,500	101,489	3,290,410	—	3,885,399
Robert A. Cascella(6)	6,097,806	304,468	7,953,468	22,032	14,377,774
Glenn P. Muir	3,318,900	155,645	3,285,769	65,760	6,826,074
Mark J. Casey	2,481,700	135,776	881,490	14,637	3,513,603
David P. Harding	610,375	111,738	883,800	21,920	1,627,833
Rohan F. Hastie, Ph.D.(7)	611,250	66,713	—	—	677,963
Carl W. Hull(8)	—	—	—	—	—

(1)	Benefits and payments calculated assuming the executive’s employment was terminated by us without cause or by the executive for good reason on September 28, 2013 following a change of control and payable as a lump sum.
(2)	Under the terms of our DCP (see discussion below), employer contributions to the DCP are fully vested in the event of a change of control.
(3)	Assumes a change of control price of $20.91, which was the closing market price on the Nasdaq Global Select Market of our Common Stock on September 27, 2013, the last trading day for our Common Stock in fiscal 2013.
(4)	Includes medical and dental benefits.
(5)	Pursuant to his Employment Letter with the Company, dated July 18, 2013. Mr. Cumming did not have a separate change of control agreement.
(6)	These benefits terminated as of November 30, 2013, the date Mr. Cascella ceased employment with the Company.
(7)	Dr. Hastie had not entered into a change of control agreement with us as of September 28, 2013, and the benefits above reflect that which would be owed to him under his executed Senior Vice President Severance Agreement.
(8)	All of the benefits under Mr. Hull’s change of control agreement terminated upon his resignation from the Company on February 15, 2013.

The terms and conditions of Mr. Cumming’s Employment Letter as well as our change of control and severance agreements with Messrs. Cascella, Muir, Casey, Harding, Hastie and Hull are discussed above under “Compensation Discussion and Analysis.”

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John. W. Cumming	—	75,000	466,691	—	2,356,801
Robert A. Cascella	381,780	225,000	717,257	—	3,496,040
Glenn P. Muir	387,275	125,000	657,172	—	4,491,848
Mark J. Casey	11,442	120,000	173,351	—	964,094
David P. Harding	19,986	90,000	134,777	—	810,622
Rohan F. Hastie, Ph.D.	—	75,000	16	—	170,102
Carl W. Hull(2)	—	80,000	16,739	175,423	267,420

(1)	These contributions were determined and paid in November 2012 (fiscal 2013) and were based upon the executives’ role at that time.
(2)	The majority of the amount listed for Mr. Hull was pursuant to a historical Gen-Probe deferred compensation plan.

Effective as of March 15, 2006, we adopted a Non-qualified Deferred Compensation Program (the “DCP”), to provide non-qualified retirement benefits to a select group of our senior management and highly compensated employees including the named executive officers. The DCP was amended and restated on each of October 15, 2011 and November 5, 2013, with the latter amendment and restatement made effective as of October 15, 2013. The DCP is a deferred compensation plan that permits our named executive officers to contribute up to 75% of their annual base salary and 100% of their annual bonus to a supplemental retirement account. In addition, the Company retains the ability to make annual discretionary contributions to the DCP on behalf of participants. Each DCP contribution the Company makes for one of our named executive officers is subject to a three-year vesting schedule, such that one-third of each contribution vests annually and each contribution is fully-vested three years after the contribution is made. In addition, our contributions become fully vested upon (1) death, disability or a change of control, (2) retirement after the attainment of certain age and/or service milestones, or (3) as otherwise provided by the Compensation Committee in its sole discretion. Elective contributions made by the named executive officers are 100% vested.

A separate DCP account is established for each named executive officer and each account is credited with earnings, if any, based on the performance of mutual funds in which the account is invested. The obligations under the DCP are our general unsecured obligations to pay money in the future. We established a rabbi-trust as a source of funds which can satisfy the obligations under the DCP. A named executive officer has no rights to any assets held by the rabbi-trust, except as general creditors. A named executive officer’s rights to any amounts credited to his DCP account may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the named executive officer and may also pass upon his death pursuant to a beneficiary designation in accordance with the terms of the DCP.

A named executive officer is entitled to his DCP benefits upon the earlier of his normal retirement date (as defined in the DCP) or termination of his employment. DCP benefits will be equal to the total of the following: the named executive officer’s deferrals and the vested portion of our discretionary contributions, plus earnings thereon. DCP benefits are paid in lump sum, or at the named executive officer’s election, in annual installments for a period of up to fifteen years. Distributions of DCP benefits will be made on or about January 15th immediately following the earlier of the named executive officer’s normal retirement date or termination of employment, or, if later, forty-five days following the earlier of his normal retirement date or termination of employment. In certain instances, the Internal Revenue Code of 1986, as amended, requires that distribution not be made to a named executive officer until six months after his separation from service. The named executive officer may also elect to receive a portion of his/her deferrals while continuing to be employed by us, subject to making an election at the time that he elects to make a contribution to the DCP. A named executive officer may also receive a distribution if he suffers an unforeseeable emergency in accordance with the Internal Revenue Code of 1986, as amended.

DIRECTOR COMPENSATION

The following table sets forth the compensation of our directors for the fiscal year ended September 28, 2013.

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3) (4)	Option Awards ($) (3) (4)	Total ($)
Jonathan Christodoro(1)	—	—	—	—
Sally W. Crawford	126,400	87,484	87,496	301,380
Scott T. Garrett	49,100	174,985	174,995	399,080
David R. LaVance, Jr.	265,600	112,496	112,494	490,590
Nancy L. Leaming	132,300	87,484	87,496	307,280
Lawrence M. Levy	134,600	87,484	87,496	309,580
Stephen P. MacMillan(1)	—	—	—	—
Samuel Merksamer(1)	—	—	—	—
Christiana Stamoulis	104,300	87,484	87,496	279,280
Elaine S. Ullian	120,800	87,484	87,496	295,780
Wayne Wilson	126,200	87,484	87,496	301,180

(1)	Messrs. Christodoro, MacMillan, and Merksamer joined the Board of Directors in December 2013. Each of Messrs. Christodoro and Merksamer received non-employee director sign-on equity awards with a value of $350,000 (as determined under generally accepted accounting principles) effective upon their appointment to the Board on December 8, 2013. Of this initial equity compensation award, $175,000 is represented by RSUs and $175,000 is represented by options to purchase our Common Stock. This automatic equity award is consistent with our compensation program for non-employee directors that is described in more detail below under the heading “Equity Awards to Directors.”
(2)	In recognition of substantial services performed in connection with the leadership change from Mr. Cascella to Mr. Cumming, Mr. LaVance received an additional one-time fee of $50,000 in August 2013.
(3)	The value of Stock Awards and Option Awards represents the grant date fair value of such award. The fair value of Stock Awards, which are RSUs, is based on the closing price of our Common Stock on the grant date. The fair value of Option Awards, which are stock options, is determined by use of a binomial lattice model. For a detailed description of the assumptions used to calculate the grant date fair value of stock options, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 28, 2013.

(4)	The aggregate number of stock awards and option awards held by each director (representing unexercised option awards, both exercisable and unexercisable, and unvested RSUs) at September 28, 2013 is as follows:

Name	Number of Shares Subject to Option Awards Held (#)	Number of Units of Stock that have not Vested (#)
Jonathan Christodoro	—	—
Sally W. Crawford	172,289	4,372
Scott T. Garrett	24,204	8,603
David R. LaVance, Jr.	153,079	5,622
Nancy L. Leaming	192,289	4,372
Lawrence W. Levy	248,289	4,372
Stephen P. MacMillan	—	—
Samuel Merksamer	—	—
Christiana Stamoulis	56,530	15,817
Elaine S. Ullian	172,289	4,372
Wayne Wilson	172,289	4,372

Cash Compensation. During fiscal 2013, each non-employee director was entitled to receive the following cash compensation:

•	Annual Payments.

•	An annual cash payment of $60,000, payable $15,000 per quarter.

•

An annual cash payment for the chairperson of each of the Audit Committee and the Compensation Committee of $20,000, payable $5,000 per quarter, and an annual cash payment for the chairperson of each of the Corporate Development Committee and Nominating and Corporate Governance Committee of $12,000, payable $3,000 per quarter.

•

An annual cash payment for a non-employee director serving as Chairman of the Board of $90,000, payable $22,500 per quarter, provided that if the Chairman of the Board also serves as the chairperson of one of the Company’s committees, the Chairman of the Board shall not receive the annual retainer for service as a chairperson of such committee.

•	Board Meeting Fees.

•	$2,500 for each meeting of the Board at which the non-employee director was physically present.

•	$1,000 for each meeting of the Board at which the non-employee director participated by telephone.

•	Committee Meeting Fees.

•

$2,500 for each meeting of the Audit Committee, Compensation Committee, Corporate Development Committee and Nominating and Corporate Governance Committee at which the non-employee director was physically present, if the meeting was held on a day other than the day of a meeting of the Board and $600 if held on the same day as the meeting of the Board, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board.

•	$1,000 for each meeting of a committee of the Board at which the non-employee director participated by telephone.

Equity Awards to Directors. Under our compensation program for non-employee directors, each non-employee director will, as of the date the director is first elected to the Board, receive an automatic equity compensation award having a value of $350,000 (as determined under generally accepted accounting principles)

as of the date the director is first elected to the Board. Of this initial equity compensation award, $175,000 will consist of RSUs and $175,000 will consist of options to purchase Common Stock of the Company. The RSUs and the options will vest over a three-year period and the options will have a term of seven years. In addition, each non-employee director, except for the Chairman of the Board, will, on January 1 of each year, receive an annual equity compensation grant having a value of $175,000 (as determined under generally accepted accounting principles) on the date of the award grant consisting of 50% RSUs and 50% options to purchase Common Stock of the Company. The Chairman of the Board will receive an annual grant having a value of $225,000 (as determined under generally accepted accounting principles) on the date of the award grant that is otherwise identical to the annual grants provided to other non-employee directors. These RSUs and options will vest over a one-year period. In January 2013, the Chairman of the Board and each of our then-serving non-employee directors received these annual equity compensation grants.

Stock Ownership Guidelines. Under our stock ownership guidelines for non-employee directors, each such director is expected within five years of the later of his or her election to the Board or the adoption of the guidelines to have equity ownership in the Company in the range of three times the then current annual base cash retainer for non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

John W. Cumming. In fiscal 2013, we paid Mr. Cumming’s wife cash compensation in the aggregate amount of approximately $341,000, which primarily consisted of salary and bonus and included a deferred compensation program contribution of $30,000, and awarded her 5,035 RSUs and 14,025 stock options valued at approximately $199,000 at issuance for services rendered to the Company in her capacity as the Vice President, Corporate Marketing.

Robert A. Cascella. In fiscal 2013, we paid Mr. Cascella’s wife cash compensation in the aggregate amount of approximately $263,000, which primarily consisted of salary and commissions for services rendered to the Company in her capacity as an Account Manager.

Policies and Procedures Regarding Transactions with Related Persons. As provided in the charter of our Audit Committee, the Audit Committee reviews and approves related-party transactions (unless such review and approval has been delegated to another committee consisting solely of disinterested independent directors). The non-exclusivity of this delegation provides the Board with flexibility to address the particular circumstances of any related-party transaction. For example, certain related-party transactions involving compensation, including the compensation of Ms. Cascella and Ms. Cumming, is approved by the Compensation Committee. Additionally, if one or more members of the Audit Committee are otherwise conflicted, or for any other reason, the Board reserves the right to establish a separate committee of disinterested independent directors to review a particular transaction. Regardless of the deliberative body of disinterested independent directors reviewing a related-party transaction, the standard applied in reviewing such transaction is whether the transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third party under the same or similar circumstances. The Board generally considers related-party transactions to be those transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K.

EQUITY COMPENSATION PLAN INFORMATION

As of December 28, 2013, there were 14,665,438 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans referred to in the table below, at a weighted average exercise price of $19.79 per share and with a weighted average remaining term of 3.7 years. In addition, there were a maximum total of 5,020,658 shares that may be issued on the vesting of outstanding stock unit awards, of which 4,009,838 related to RSUs and 1,010,820 related to MSUs and PSUs, all of which remain subject to forfeiture. As of December 28, 2013, there were 10,687,473 shares available for future issuance under those plans.

The table below sets forth certain information as of the end of our fiscal year ended September 28, 2013 regarding the shares of our Common Stock available for grant or granted under stock option plans and equity incentives that (i) were approved by our stockholders, and (ii) were not approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b) (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	18,399,503	$19.00	13,552,820
Equity compensation plans not approved by security holders(3)	87,300	$6.41	—

Total	18,486,803	$18.92	13,552,820

(1)	Includes 3,459,599 and 155,198 shares (representing a 200% issuance) that are issuable upon RSUs and MSUs vesting, respectively. The remaining balance consists of outstanding stock option grants.
(2)	The weighted average exercise price does not take into account the shares issuable upon outstanding RSUs and MSUs vesting, which have no exercise price.
(3)	Includes the following plans: 1997 Employee Equity Incentive Plan and 2000 Acquisition Equity Incentive Plan. A description of each of these plans is as follows:

1997 Employee Equity Incentive Plan. The purposes of the 1997 Employee Equity Incentive Plan (the “1997 Plan”), adopted by the Board in May 1997, were to attract and retain key employees, consultants and advisors, to provide an incentive for them to assist us in achieving long-range performance goals, and to enable such person to participate in our long-term growth. In general, under the 1997 Plan, all employees, consultants, and advisors who were not executive officers or directors were eligible to participate in the 1997 Plan. The 1997 Plan is administered by our Compensation Committee. Participants in the 1997 Plan are eligible to receive non-qualified stock options, stock appreciation rights, restricted stock and performance shares. A total of 4,400,000 shares of our Common Stock were reserved for issuance under the 1997 Plan. Of the shares reserved for issuance under the 1997 Plan, options to purchase 36,350 shares are outstanding as of September 28, 2013. In September 2005, our Compensation Committee determined that no further awards would be made under this plan and cancelled all remaining 332,168 shares available for issuance under the 1997 Plan that were not subject to outstanding stock option awards.

2000 Acquisition Equity Incentive Plan. The purpose of the 2000 Acquisition Equity Incentive Plan (the “2000 Plan”), adopted by the Board in April 2001, was to attract and retain (a) employees, consultants and advisors, of newly acquired businesses who have been or were being hired as employees, consultants or advisors of our company or any of our consolidated subsidiaries, and (b) employees, consultants and advisors, of our company who have or were anticipated to provide significant assistance in connection with the acquisition of a newly acquired business or its integration with our company, and to provide such persons an incentive for them to achieve long-range performance goals, and to enable them to participate in our long-term growth. In general, under the 2000 Plan, only employees, consultants and advisors who were not officers or directors of our company were eligible to participate in the 2000 Plan. The 2000 Plan was administered by our Compensation Committee. Participants in the 2000 Plan were eligible to receive non- qualified stock options, stock appreciation rights, restricted stock and performance shares. A total of 3,200,000 shares of our Common Stock were reserved for issuance under the 2000 Plan. Of the shares reserved for issuance under the 2000 Plan, options to purchase 50,950 shares were outstanding as of September 28, 2013. In September 2005, our Compensation Committee determined that no further awards would be made under this plan and cancelled all remaining 835,408 shares available for issuance under the 2000 Plan that were not subject to outstanding stock option awards.

PROPOSAL NO. 2

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

This non-binding advisory vote on executive compensation is provided as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC. Our compensation for our named executive officers has been supported by a majority of the “say-on-pay” advisory votes cast by our stockholders since proxy voting on named executive officer compensation began in 2011. The support of our stockholders for our compensation program declined from 96% of the “say-on-pay” advisory votes cast by stockholders at our 2012 annual meeting to 65% at our 2013 annual meeting. While this represented an approval of our executive compensation, we were concerned by the significant decrease in the percentage approval from the prior year. In response, we conducted an outreach to a group of our stockholders and sought their input as to how they believed we could align the interests of the Company with the interests of the stockholders and improve our compensation plans and programs. The stockholders we reached out to represented over 50% of our outstanding shares and we believe we were successful in having conversations with stockholders representing over 35% of our outstanding shares. Following that stockholder outreach, and as a result of our own continuing review, we made the following adjustments to our compensation plans and programs:

•	We added financial performance based metrics to a significant portion of our fiscal 2014 long-term equity awards.

•	50% in value of our fiscal 2014 annual grant of equity awards to our named executive officers was allocated to newly-adopted performance stock units (“PSUs”).

•

These PSUs vest only if the Company achieves pre-established annual Return on Invested Capital (“ROIC”) improvement hurdles. Further, the awards are subject to a three-year average ROIC calculation at the end of the three-year performance period to determine the level of payout in comparison to the target number of PSUs. These thresholds require consistent improvement on ROIC over the three-year performance period. In our discussions with stockholders, it became clear that many supported an ROIC performance metric.

•	In fiscal 2013, no discretionary bonuses were paid to our named executive officers.

•

Although the Company exceeded its Gen-Probe cost synergy goals under the 2013 Synergy Bonus Plan, the Compensation Committee exercised its discretion to reduce the bonuses, if any, paid to our named executive officers under that plan as a result of the Company’s overall financial performance in fiscal 2013.

•	We adopted a compensation recoupment (“claw-back”) policy for our executive officers and certain other employees.

•

Under our claw-back policy, if our Board of Directors determines that an officer engaged in fraud or willful misconduct that resulted in a restatement of the Company’s financial results, then the Board may review all performance-based compensation awarded to or earned by that officer on the basis of performance during the fiscal periods materially affected by the restatement. If, in the view of our Board of Directors, the performance-based compensation would have been lower if it had been based on the restated financial results, the Board of Directors may, to the extent permitted by applicable law, seek recoupment from that officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances. Any recoupment under this policy may be in addition to, and shall not otherwise limit, any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.

As described in detail under the heading “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis,” our executive compensation programs are designed to help us attract and retain superior executive talent, while providing competitive and differentiated levels of pay based on corporate and individual performance that reinforce the alignment of the interests of the members of our executive management team with those of our stockholders. Please read “Compensation Discussion and Analysis” beginning on page 17 and “Compensation and Other Information Concerning Officers and Directors” beginning on page 45 for additional details about our executive compensation programs, including information about the fiscal 2013 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. To that end, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby APPROVED.

The Company’s current policy is to provide stockholders with an opportunity to approve, on a non-binding advisory basis, the compensation of the named executive officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2015 annual meeting of stockholders.

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or our Board. However, the Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by stockholders in their vote on this proposal.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on this proposal at our annual meeting. Abstentions and broker “non-votes” will not have any effect on the proposal to approve executive compensation as disclosed in this proxy statement.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the approval of this resolution. Management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for fiscal 2014, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Ernst & Young for ratification by stockholders as a matter of good corporate practice.

Vote Required

The affirmative vote of a majority of shares present, in person or represented by proxy, and voting on this proposal at our annual meeting is required to ratify the appointment of Ernst & Young. Abstentions and broker “non-votes” will not have any effect on the proposal to ratify the appointment of Ernst & Young. If the stockholders do not ratify the selection of Ernst & Young, the Audit Committee will review the Company’s relationship with Ernst & Young and take such action as it deems appropriate, which may include continuing to retain Ernst & Young as the Company’s independent registered public accounting firm.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young, an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending September 27, 2014. Ernst & Young has continuously served as our independent registered public accounting firm since June 24, 2002. A representative of Ernst & Young will be available during the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following is a summary of the fees billed to us by Ernst & Young for professional services rendered for the fiscal years ended September 28, 2013 and September 29, 2012:

Fee Category	Fiscal 2013 Fees	Fiscal 2012 Fees
Audit Fees	$5,462,400	$5,041,000
Audit-Related Fees	$—	$832,500
Tax Fees	$2,259,500	$1,692,300
All Other Fees	$27,800	$1,911,800

Total Fees	$7,749,700	$9,477,600

Audit Fees. Consists of aggregate fees billed for professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, reviews of the interim consolidated financial statements included in our quarterly reports, international statutory audits and regulatory filings, consents and other services related to SEC filings, and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles.

Audit-Related Fees. Consists of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In fiscal 2012, these services related to due diligence activities in connection with our Gen-Probe acquisition.

Tax Fees. Consists of aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. In fiscal 2013 and 2012, these services included assistance regarding federal, state and international tax preparation, planning and consultation. Fiscal 2013 included services primarily related to the ongoing German tax audit, compliance with the medical device excise tax, and the evaluation of consolidating legal entities and related tax attributes. Fiscal 2012 included additional services primarily related to the Gen-Probe acquisition, compliance with the medical device excise tax, and a deduction claimed related to the discontinuance of our Adiana product line. Fiscal 2013 and 2012 tax compliance fees aggregated $626,800 and $571,300, respectively.

All Other Fees. Fiscal 2013 fees include aggregate fees billed for advisory services related to the Company’s audit preparation to comply with the SEC’s conflict minerals rule. Fiscal 2012 fees include aggregate fees billed for debt structure advisory services and integration services related to the Gen-Probe acquisition. This category also includes the license of technical accounting software in fiscal 2013 and 2012.

During fiscal 2013 and 2012, there were no other fees for any services not included in the above categories.

The Audit Committee considers whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm, and has determined such services for fiscal 2013 and 2012 were compatible.

Audit Committee Policy on Pre-Approval of Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated authority to the chairperson of the Audit Committee to pre-approve services up to a designated amount. A summary of any new services pre-approved by the chairperson is reported to the full Audit Committee in connection with its next scheduled Audit Committee meeting.

The Audit Committee meets with representatives of Ernst & Young periodically, but no less than quarterly throughout the year. The Audit Committee reviews audit, non-audit and tax services rendered by and the performance of Ernst & Young, as well as fees charged by Ernst & Young for such services. In engaging Ernst & Young for the services described above, the Audit Committee considered whether the provision of such services is compatible with maintaining Ernst & Young’s independence.

Audit Committee Report

Pursuant to authority delegated by the Board, the Audit Committee is responsible for assisting the Board in its oversight of the integrity of our consolidated financial statements, the qualifications and independence of our independent registered public accounting firm, and our internal financial and accounting controls.

Management is responsible for the Company’s financial reporting process, including the responsibility to maintain and evaluate the effectiveness of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or GAAP or as to the independence of the independent registered public accounting firm. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm. The Audit Committee’s responsibilities are described in a written charter. A copy of the Audit Committee’s current charter is publicly available on our website at investors.hologic.com.

The Audit Committee met thirteen (13) times during fiscal 2013. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal audit function and our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”). The Audit Committee discussed with Ernst & Young the overall scope and plans for its audits and the Committee regularly met with Ernst & Young without the presence of management. Ernst & Young has unrestricted access to the Audit Committee.

The Audit Committee reviewed our audited financial statements for the fiscal year ended September 28, 2013, and discussed them with both management and Ernst & Young. The Audit Committee also discussed with management and Ernst & Young the process used to support certifications by our Chief Executive Officer and our Chief Financial Officer, which are required by the SEC and the Sarbanes-Oxley Act of 2002, to accompany our periodic filings with the SEC.

The Audit Committee also discussed with Ernst & Young the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance) and the Public Company Accounting Oversight Board rules and regulations, as currently in effect. Ernst & Young also made the enhanced communications prescribed by Auditing Standard No. 16, which became effective during Hologic’s 2013 fiscal year. Ernst & Young provided the Audit Committee with written disclosures and the letter required pursuant to the applicable requirements of the Public Company Accounting Oversight Board (Independence Discussions with Audit Committees), as currently in effect, and the Audit Committee discussed with Ernst & Young its independence from the Company.

When considering Ernst & Young’s independence, the Audit Committee considered whether its provision of services to the Company beyond those rendered in connection with its audits of our consolidated financial statements and internal control over financial reporting and review of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q was compatible with Ernst & Young maintaining their independence. The Audit Committee also reviewed, among other things, the audit, non-audit and tax services performed by Ernst & Young, and approved the amount of all fees paid for such services.

Based on the review and discussions described above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended September 28, 2013. The Audit Committee has also approved the selection of Ernst & Young as our independent registered public accounting firm for the fiscal year ending September 27, 2014.

Respectfully Submitted by the

Audit Committee:

Nancy L. Leaming, Chairperson

Sally W. Crawford (appointed in December 2013)

David R. LaVance, Jr.*

Lawrence M. Levy*

Christiana Stamoulis (appointed in December 2013)

Wayne Wilson

*	Was a committee member during fiscal 2013 but effective December 16, 2013 is no longer a member of the Audit Committee.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as January 10, 2014 by: (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of our Common Stock; (2) each of our directors or nominees for director; (3) each of our named executive officers named in the Summary Compensation Table on page 45; and (4) all of our directors, nominees for director and executive officers as a group.

Name and address of beneficial owner	Amount and nature of ownership (1)	Percentage of class (2)
Greater than 5% Beneficial Owners
Carl C. Icahn and related entities (3) 767 Fifth Ave, Suite 4700 New York, NY 10153	34,154,879	12.5%
Capital Research Global Investors (4) 333 South Hope Street Los Angeles, CA 90071	32,679,250	11.9%
Capital World Investors (5) 333 South Hope Street Los Angeles, CA 90071	27,404,660	10.0%
BlackRock, Inc. (6) 40 East 52nd Street New York, NY 10022	22,762,404	8.3%
Relational Investors, LLC and related entities (7) 12400 High Bluff Drive, Suite 600 San Diego, CA 92130	19,950,200	7.3%
Wellington Management Company, LLP (8) 280 Congress Street Boston, MA 02210	17,384,330	6.4%
Named Executive Officers
John W. Cumming (9)	2,140,479	*
Robert A. Cascella (10)	844,666	*
Glenn P. Muir (11)	1,589,736	*
Mark J. Casey (11)	55,008	*
David P. Harding (11)	264,422	*
Rohan F. Hastie, Ph.D. (11)	45,514	*
Carl W. Hull	—	*
Directors and Nominees
Jonathan Christodoro	—	*
Sally W. Crawford (11)	293,005	*
Scott T. Garrett	—	*
David R. LaVance, Jr. (11)	158,701	*
Nancy L. Leaming (11)	239,035	*
Lawrence W. Levy (11)	253,341	*
Stephen P. MacMillan	—	*
Samuel Merksamer	—	*
Christiana Stamoulis (11)	63,346	*
Elaine S. Ullian (11)	194,386	*
Wayne Wilson (11)	207,590	*
All directors, nominees for director and executive officers as a group(11)	6,893,592	2.5%

*	Less than one percent of the outstanding shares of our Common Stock.
(1)	The persons named in the table have, to our knowledge, sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.
(2)	Applicable percentage ownership as of January 10, 2014 is based upon 273,860,205 shares of our Common Stock outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to shares. Shares of our Common Stock subject to options currently exercisable or exercisable within 60 days after January 10, 2014 and RSUs covering shares of our Common Stock that vest within 60 days after January 10, 2014 are deemed outstanding for computing the percentage ownership of the person holding such options and RSUs, but are not deemed outstanding for computing the percentage ownership of any other person.
(3)	Amount and nature of ownership listed is based solely upon information contained in a Schedule 13D/A filed with the SEC by Carl C. Icahn and various entities affiliated with him on December 12, 2013. As of December 12, 2013, Carl C. Icahn and various entities affiliated with him had shared dispositive power over 34,154,879 shares and shared voting power over 34,154,879 shares.
(4)	Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by Capital Research Global Investors on February 13, 2013. As of December 31, 2012, Capital Research Global Investors had sole dispositive power over 32,679,250 shares and sole voting power over 32,679,250 shares.
(5)	Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G filed with the SEC by Capital World Investors on December 10, 2013. As of November 29, 2013, Capital World Investors had sole dispositive power over 27,404,660 shares and sole voting power over 27,404,660 shares.
(6)	Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 1, 2013. As of December 31, 2012, BlackRock, Inc. had sole dispositive power over 22,762,404 shares and sole voting power over 22,762,404 shares.
(7)	Amount and nature of ownership listed is based solely upon information contained in a Schedule 13D filed with the SEC by Relational Investors, LLC and certain of its affiliated entities on December 20, 2013. As of December 10, 2013, Relational Investors, LLC and certain of its affiliated entities had sole dispositive power over 19,950,200 shares and sole voting power over 19,950,200 shares.
(8)	Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by Wellington Management Company, LLP on October 10, 2013. As of September 30, 2013, Wellington Management Company LLP had shared dispositive power over 17,384,330 shares and shared voting power over 8,148,706 shares.
(9)	Includes options to purchase 2,032,463 shares of Common Stock held by Mr. Cumming and options to purchase 64,114 shares of Common Stock held by Mr. Cumming’s wife that are exercisable within 60 days after January 10, 2014, and 8,120 shares of Common Stock held by Mr. Cumming’s wife. Mr. Cumming disclaims beneficial ownership with respect to all shares of Common Stock and options to purchase shares of Common Stock held by his wife.
(10)	Includes options to purchase 594,047 shares of Common Stock held by Mr. Cascella and options to purchase 500 shares of Common Stock held by Mr. Cascella’s wife that are exercisable within 60 days after January 10, 2014, and 323 shares of Common Stock held by Mr. Cascella’s wife. Mr. Cascella disclaims beneficial ownership with respect to all shares of Common Stock and options to purchase shares of Common Stock held by his wife.
(11)	Includes the following shares of Common Stock subject to options exercisable within 60 days after January 10, 2014: Mr. Muir – 823,517; Mr. LaVance – 153,079; Ms. Crawford – 172,289; Ms. Leaming –192,289; Mr. Levy – 248,289; Ms. Stamoulis – 46,310; Ms. Ullian – 172,289; Mr. Wilson – 172,289; Mr. Casey – 51,757; Mr. Harding – 223,900; Dr. Hastie – 38,311; and all current directors, nominees for directors and executive officers as a group – 5,320,602.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. To our knowledge, based solely on our review of the copies of such filings received by us, with respect to the period ended September 28, 2013, Section 16(a) filing requirements were met except for the following late filings: Dr. Hastie filed two late reports for two transactions.

STOCKHOLDER PROPOSALS

Deadline for Submission of Stockholder Proposals and Recommendations for Director

Stockholder proposals for inclusion in our proxy materials for the 2015 annual meeting of stockholders must be received by us no later than September 19, 2014. These proposals must also meet the other requirements of the rules of the SEC and our bylaws.

Our bylaws establish an advance notice procedure with regard to proposals that stockholders otherwise desire to introduce at our annual meeting without inclusion in our proxy statement for that meeting. Written notice of such stockholder proposals for our annual meeting of stockholders in 2015 must be received by our Secretary and with respect to proposals for the nomination of directors should be received by our Nominating and Corporate Governance Committee at 35 Crosby Drive, Bedford, MA 01730 not later than December 4, 2014 and must not have been received earlier than November 4, 2014 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the stockholder proposing such matters. The matters proposed to be brought before the meeting also must be proper matters for stockholder action. If a stockholder who wishes to present such a proposal fails to notify us within this time frame, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

Pursuant to our bylaws, the notice must set forth: (a) for each nominee (i) information as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) written consent to be named in the proxy statement and serve as director if so elected; (b) a brief description of any proposed business including (i) the text of such proposal and any accompanying resolutions, (ii) the reasons for conducting such business at the meeting, and (iii) any material interest held by the proposing stockholder or any beneficial owner on whose behalf the proposal is made; (c) proposing stockholder and/or beneficial owner information including, (i) name and address, (ii) the class and number of shares of capital stock held, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal with any of their affiliates or associates, and any others acting in concert with the foregoing, including in the case of a nomination, the nominee, (iv) a description of any agreement, arrangement or understanding with respect to shares of our stock entered into by the date of such notice for the purposes of loss mitigation, risk management or derivation of benefit from share price changes and/or redistribution of voting power, (v) a representation that they are the holder of record, are entitled to vote, and intend to appear in person or by proxy and propose such business or nomination, (vi) a representation of intention to either deliver proxy statements to holders of the necessary percentage of shares or to solicit proxies or votes in support of the proposal, and (vii) any other information relating to such stockholder and/or beneficial owner required to be disclosed in filings made in connection with solicitation of proxies pursuant to the Securities Exchange Act of 1934, as amended. The stockholder can alternatively satisfy the notice requirement by submitting proposals in compliance with SEC requirements and inclusion of such proposal within a proxy statement prepared by us. Compliance with our bylaws shall be the exclusive means for a stockholder to make nominations or submit other business to the annual meeting (other than matters properly brought in compliance with the rules of the Securities Exchange Act of 1934, as amended).

EXPENSES AND SOLICITATION

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, certain of our directors, officers, employees and other agents, without additional remuneration, may solicit proxies in person or by telephone or email. We may elect to engage outside professionals to assist it in the distribution and solicitation of proxies at a fee to be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names, and we will reimburse them for their reasonable out-of-pocket costs. Solicitation may also be made of some stockholders in person or by mail, telephone or email following the original solicitation.

Additionally, we have retained Innisfree M&A Incorporated to assist us in the solicitation and distribution of proxies for the annual meeting. The estimated cost of such services is $6,500, plus out-of-pocket expenses. Stockholders with questions or that need assistance in voting their shares may contact Innisfree toll-free at (888) 750-5834.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically provided in any such filing.

FINANCIAL MATTERS AND FORM 10-K REPORT

WE WILL PROVIDE EACH BENEFICIAL OWNER OF OUR SECURITIES WITH A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO INVESTOR RELATIONS, HOLOGIC, INC., 35 CROSBY DRIVE, BEDFORD, MA 01730. ALTERNATIVELY, A BENEFICIAL OWNER MAY ACCESS THE COMPANY’S ANNUAL REPORT ON FORM 10-K ON THE COMPANY’S WEBSITE AT investors.hologic.com.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MARCH 4, 2014: The Proxy Statement, the

Hologic Annual Report on Form 10-K for the fiscal year ended September 28, 2013 and the

Proxy Card are available at www.proxyvote.com.

HOLOGIC, INC. 35 CROSBY DRIVE BEDFORD, MA 01730

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M65137-P45379-Z62107 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HOLOGIC, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all the listed nominees:

1.	Election of Directors		☐	☐	☐
Nominees:
	01) Jonathan Christodoro	07) Stephen P. MacMillan
	02) Sally W. Crawford	08) Samuel Merksamer
	03) Scott T. Garrett	09) Christiana Stamoulis
	04) David R. LaVance, Jr.	10) Elaine S. Ullian
	05) Nancy L. Leaming	11) Wayne Wilson
06) Lawrence M. Levy
The Board of Directors recommends you vote FOR proposals 2-3:							For	Against	Abstain
2.	A non-binding advisory resolution to approve executive compensation.						☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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M65138-P45379-Z62107

HOLOGIC, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS March 4, 2014

The undersigned stockholder of HOLOGIC, INC., a Delaware corporation (the “Company”), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated January 14, 2014 and hereby appoints Stephen P. MacMillan, David R. LaVance, Jr. and Glenn P. Muir, each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of stockholders of the Company to be held at 35 Crosby Drive, Bedford, Massachusetts 01730, on March 4, 2014 at 8:30 A.M., local time, and at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement. All previous proxies are hereby revoked.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side